Exhibit 10.1
EXECUTION VERSION

$2,000,000,000
5-YEAR CREDIT AGREEMENT
Dated as of April 21, 2008
Among
NATIONAL OILWELL VARCO, INC.
as Borrower,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Co-Lead Arranger and Joint Book Runner
DNB NOR BANK ASA,
as Co-Lead Arranger and Joint Book Runner
THE LENDERS PARTY HERETO FROM TIME TO TIME

FORTIS BANK S.A./N.V., NEW YORK BRANCH,
THE BANK OF NOVA SCOTIA
AND
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
as Co-Documentation Agents

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)
EXHIBITS:

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Compliance Certificate
Exhibit C	-	Form of Notice of Borrowing
Exhibit D	-	Form of Notice of Conversion or Continuation
Exhibit E	-	Form of Revolving Note
Exhibit F	-	Form of Swingline Note

SCHEDULES:

Schedule 1.1(a)	-	Revolving Commitments
Schedule 1.1(b)	-	Mandatory Cost Formulae
Schedule 1.1(c)	-	Existing Letters of Credit

-iii-

5-YEAR CREDIT AGREEMENT
     This 5-YEAR CREDIT AGREEMENT (“Agreement”) is entered into as of April 21, 2008, among NATIONAL OILWELL VARCO, INC., a Delaware corporation (“Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (as defined below), Co-Lead Arranger and Joint Book Runner, DNB NOR BANK ASA, as Co-Lead Arranger and Joint Book Runner, and each Lender (as defined below).
     The parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “364-Day Credit Agreement” means that certain 364-Day Credit Agreement dated of even date herewith among the Borrower, Wells Fargo as the administrative agent, co-lead arranger and joint book runner, DnB NOR Bank ASA as co-lead arranger and joint book runner and each of the lenders party thereto from time to time, as amended, supplement, extended or otherwise modified from time to time.
     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger, consolidation or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of related transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company.
     “Additional Lender” has the meaning set forth in Section 2.15.
     “Adjusted Prime Rate” means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Prime Rate in effect on such day and (b) the sum of the Federal Funds Rate in effect on such day plus 1/2% per annum.
     “Administrative Agent” means Wells Fargo Bank, National Association in its capacity as administrative agent for the Lenders pursuant to Article VIII and any successor administrative agent in that capacity pursuant to Section 8.6.
     “Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire submitted to and accepted by the Administrative Agent duly completed by such Lender.
     “Advance” means any Swingline Advance or any Revolving Advance.
     “Affiliate” means (a) as to the Borrower or any Subsidiary thereof, (i) any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person or (ii) any other Person owning beneficially or controlling thirty percent (30%) or more of the equity interests in such Person, and (b) as to any other

Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other equity interests, by contract or otherwise. For purposes of clause (b), a Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person.
     “Agent’s Fee Letter” means the letter agreement dated as of January 8, 2008 between the Borrower and Wells Fargo, as modified or amended from time to time.
     “Agreed Currency” means (a) Dollars, (b) Euro, (c) Pounds Sterling, (d) Canadian Dollars, (e) Norwegian Kroner, and (f) any other Eligible Currency which the Borrower requests the Administrative Agent to include as an Agreed Currency hereunder and which is acceptable to all Lenders and, in connection with Letters of Credit, which is acceptable to the applicable Issuing Lender. If, after the designation of any currency as an Agreed Currency (including any Foreign Currency designated in clause (b) – (f) above) pursuant to the terms hereof, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency, in the reasonable determination of the Administrative Agent, no longer qualifies as an “Eligible Currency” or (z) in the reasonable determination of the Administrative Agent, a Dollar Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the Lenders and the Borrower, and such currency shall no longer be an Agreed Currency until such time as the Administrative Agent, the applicable Issuing Lender, or the Lenders, as required herein, agree to reinstate such currency as an Agreed Currency.
     “Agreement” means this 5-Year Credit Agreement dated as of April 21, 2008 among the Borrower, the Administrative Agent, and the Lenders, as it may be amended hereafter in accordance with its terms.
     “Aggregate Exposure” means the sum of (a) the aggregate outstanding Advances plus (b) the aggregate Letter of Credit Exposure.
     “Applicable Margin” means, at any time with respect to any Revolving Advance, Utilization Fees, Facility Fees or letter of credit fees (except as otherwise provided below), the following percentages based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

			Eurocurrency
			Rate	Prime Rate	Facility	Utilization
Tier	Index Debt Rating		Advances	Advances	Fees	Fees
	S&P	Moody’s
1	A+ or higher	A1 or higher	0.180%	0.000%	0.070%	0.050%
2	A	A2	0.220%	0.000%	0.080%	0.050%
3	A-	A3	0.260%	0.000%	0.090%	0.100%
4	BBB+	Baa1	0.320%	0.000%	0.100%	0.100%
5	BBB	Baa2	0.450%	0.000%	0.120%	0.100%
6	BBB-	Baa3	0.550%	0.000%	0.150%	0.100%
7	Lower than BBB-	Lower than Baa3	0.675%	0.000%	0.200%	0.100%

For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the penultimate sentence of this definition), then such rating agency shall be deemed to have established a rating in Tier 7; (b) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Tiers, the Applicable Margin shall be based on the higher of the two ratings unless one of the two ratings is two or more Tiers lower than the other, in which case the Applicable Margin shall be determined by reference to the Tier next above that of the lower of the two ratings; and (c) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced or published by the applicable rating agency or, in the absence of such announcement or publication, on the effective date of such rating. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation. From the Closing Date until the first such ratings change, if any, the Applicable Margin shall be determined by reference to Tier 4.
     “Applicable Time” means, with respect to any borrowings and payments in any Designated Currency, the local time in the place of settlement for such Designated Currency as may be determined by the Administrative Agent, the applicable Swingline Lender or the applicable Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
     “Arrangers” means Wells Fargo, and its successors, in its capacity as co-lead arranger and DnB NOR Bank ASA, and its successors, in its capacity as co-lead arranger.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A.
     “Authorized Agent” means each officer of any wholly-owned Subsidiary of the Borrower, who has been duly authorized and appointed by a Responsible Officer of Borrower to act on behalf of the Borrower in requesting Advances and Letters of Credit, including, the designation of the currency, amount, Conversions, continuations and prepayments of, and Interest Periods with respect to, Advances and the determination of the amounts, terms and beneficiaries of Letters of Credit.
     “Borrower” has the meaning set forth in the preamble to this Agreement.
     “Borrowing” means a Revolving Borrowing or a Swingline Borrowing.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Legal Requirements of, or are in fact closed in, Texas or in New York and:
     (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Advance denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Advance, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Advance, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

     (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Advance denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Advance, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Advance, means a TARGET Day;
     (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Advance denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London interbank market for such currency or, if such market is unavailable, then the principal offshore interbank market for such currency; and
     (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Advance denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Advance (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
     “Canadian Dollars” means the lawful money of Canada.
     “Canadian Swingline Advance” has the meaning set forth in Section 2.1(b).
     “Canadian Swingline Lender” means The Bank of Nova Scotia as the swing line lender for the Canadian Swingline Advances, or any successor swing line lender for Canadian Swingline Advances hereunder.
     “Capital Lease” means, for any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
     “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
     “Cash Collateral Accounts” means the special cash collateral account containing cash deposited pursuant to Sections 2.4(b), 2.13(g), 2.17, 7.2(b), or 7.3(b) to be maintained at the Administrative Agent’s offices in accordance with Section 7.3.
     “Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 50% or more of the combined voting power of all outstanding securities of the Borrower entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency.
     “Closing Date” means the date on which all of the conditions precedent set forth in Section 3.1 have been satisfied.

     “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.
     “Combined Aggregate Commitments” means, as of any date of determination, the sum of (a) the aggregate Revolving Commitments under this Agreement and (b) the aggregate “Revolving Commitments” under, and as defined in, the 364-Day Credit Agreement.
     “Combined Aggregate Exposure” means, as of any date of determination, the sum of (a) the Aggregate Exposure and (b) the aggregate outstanding principal amount of the advances under the 364-Day Credit Agreement.
     “Compliance Certificate” means a certificate of the Borrower in substantially the form of the attached Exhibit B.
     “Computation Date” means (a) the last Business Day of each calendar quarter, (b) the date of any proposed Borrowing, (c) the date of any proposed issuance, increase or extension of a Letter of Credit, (d) the date of any reduction of Commitments pursuant to Section 2.4 or increase of Commitments pursuant to Section 2.15, and (e) after an Event of Default has occurred and is continuing, any other Business Day at the Administrative Agent’s discretion or upon instruction by the Majority Lenders.
     “Confidential Information” means information that the Borrower furnishes to the Administrative Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent or such Lender from a source other than the Borrower that is not, to the Administrative Agent’s or such Lender’s knowledge, acting in violation of a confidentiality agreement with the Borrower.
     “Consolidated” refers to the consolidation of the accounts of the Borrower and its Subsidiaries in accordance with GAAP, including, when used in reference to the Borrower, principles of consolidation consistent with those applied in the preparation of the Financial Statements.
     “Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time, determined in accordance with GAAP.
     “Controlled Group” means all members of a controlled group of corporations and all trades (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.
     “Convert”, “Conversion”, and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.2(b).
     “Credit Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Agent’s Fee Letter, and each other agreement, instrument or document executed by the Borrower or any of its Subsidiaries at any time in connection with this Agreement, including each Notice of Borrowing.
     “Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     “Designated Currency” means, (a) for a Revolving Borrowing, the Agreed Currency which is designated for such Revolving Borrowing, (b) for Swingline Advances, the Agreed Currency which is designated for such Advances, and (c) for any Letter of Credit, the Agreed Currency in which such Letter of Credit is issued.

     “Dollars” and “$” means lawful money of the United States of America.
     “Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in Dollars of any amount of such currency if such currency is any Foreign Currency, calculated using the Exchange Rate.
     “Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any State thereof, and having primary capital of not less than $500,000,000 and approved by the Administrative Agent, each Issuing Lender, each Swingline Lender and (provided no Default has occurred and is continuing) the Borrower, which approvals will not be unreasonably withheld, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development and having primary capital (or its equivalent) of not less than $500,000,000 and approved by the Administrative Agent, each Issuing Lender, each Swingline Lender and (provided no Default has occurred and is continuing) the Borrower, which approvals will not be unreasonably withheld, (c) a Lender and (d) an Affiliate of the respective assigning Lender with the approval of the Administrative Agent, the Issuing Lenders and the Swingline Lenders, which approvals will not be unreasonably withheld.
     “Eligible Currency” means any Foreign Currency provided that: (a) quotes for loans in such currency are available in the London interbank deposit market; (b) such currency is freely transferable and convertible into Dollars in the London foreign exchange market, (c) no approval of a Governmental Authority in the country of issue of such currency is required to permit use of such currency by any Lender or Issuing Lender for making loans or issuing letters of credit, or honoring drafts presented under letters of credit in such currency, and (d) there is no restriction or prohibition under any applicable Legal Requirements against the use of such currency for such purposes.
     “EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
     “Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation, including claims or proceedings under any Environmental Law (“Claims”) or any permit issued under any Environmental Law, including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health or safety in relation to the environment.
     “Environmental Laws” means any and all Legal Requirements arising from, relating to, or in connection with the environment, health or safety, relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of Hazardous Substances into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or wastes or the clean-up or other remediation thereof.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Euro” and “EUR” mean the lawful currency of the participating member states of the EMU.

     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.
     “Eurocurrency Base Rate” means, (a) the rate per annum (rounded upward to the nearest whole multiple of 1/100th of 1%) equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, and (b) if the rate as determined under clause (a) is not available at such time for any reason, then the rate determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurocurrency Rate Advance being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other branch or Affiliate of the Administrative Agent) to major banks in the London interbank market for such currency or, if such market is unavailable, then the principal offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurocurrency Rate” means, with respect to a Eurocurrency Rate Advance for the relevant Interest Period, the interest rate per annum equal to (a) Eurocurrency Base Rate divided by (b) one minus the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). It is agreed that for purposes of this definition, Eurocurrency Rate Advances made hereunder shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D and to be subject to the reserve requirements of Regulation D. The Eurocurrency Rate for each outstanding Eurocurrency Rate Advance shall be adjusted automatically as of the effective date of any change in the reserve percentage described in clause (b) above.
     “Eurocurrency Rate Advance” means an Advance which bears interest as provided in Section 2.6(b).
     “Events of Default” has the meaning set forth in Section 7.1.
     “Exchange Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency; and provided further that, as to Letters of Credit, the Administrative Agent may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in a Foreign Currency.
     “Existing Credit Agreements” means (a) that certain Amended and Restated Credit Agreement dated as of June 21, 2005 among the Borrower, Wells Fargo Bank, National Association, DnB NOR Bank ASA, each as an administrative agent, and the lenders and other agents party thereto, and (b) that certain Amended and Restated Credit Agreement dated as of August 31, 2006 among Grant Prideco, Inc., certain subsidiaries thereof as guarantors, Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A. as syndication agent, and the lenders and other agents party thereto as amended.
     “Existing Letters of Credit” means (a) those letters of credit issued by Wells Fargo prior to the Closing Date, for the account of the Borrower, any Subsidiary of the Borrower, Grant Prideco, Inc. or any of its Subsidiaries and set forth on Schedule 1.1(c), (b) those letters of credit issued by JPMorgan Chase Bank, N.A. prior to the Closing Date under the Existing Credit Agreements for the account of the Borrower or any Subsidiary of the Borrower, and set forth on Schedule 1.1(c) and (c) those letters of credit issued by The Bank of Nova Scotia prior to the Closing Date under the Existing Credit Agreements for the account of the Borrower, any Subsidiary of the Borrower, Grant Prideco, Inc. or any of its Subsidiaries, and set forth on Schedule 1.1(c).
     “Expiration Date” means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.
     “Facility” means, collectively, (a) the revolving credit facility described in Section 2.1(a), (b) the Swingline Subfacilities, and (c) the letter of credit subfacility described in Section 2.13(a).
     “Facility Fees” has the meaning set forth in Section 2.3(a).
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.
     “Financial Contract” of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (b) any Hedging Transaction.
     “Financial Statements” means the financial statements described in Section 4.6.
     “Foreign Currency” means any currency other than Dollars.
     “Foreign Currency Amount” means with respect to an amount denominated in Dollars, the equivalent in a Foreign Currency of such amount determined at the Exchange Rate for the purchase of such Foreign Currency with Dollars, as determined by the Administrative Agent on the Computation Date applicable to such amount.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Swingline Lender” means the Canadian Swingline Lender, the UK Swingline Lender or the Norwegian Swingline Lender.

     “Foreign Swingline Advance” means the Canadian Swingline Advance, the UK Swingline Advance or the Norwegian Swingline Advance.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.
     “Governmental Authority” means any foreign governmental authority (including any supra-national bodies such as the European Union or the European Central Bank), the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, central bank, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over any Lender, the Borrower, or the Borrower’s Subsidiaries or any of their respective Properties.
     “Hazardous Substance” shall have the meaning assigned to that term in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and shall also include substances regulated under any other Environmental Law, including pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.
     “Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.
     “Hedging Transactions” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by a Person which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
     “Hedging Obligations” of a Person means, without duplication, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Hedging Transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions.
     “Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money (regardless of whether such obligations would be, in accordance with GAAP, shown as a short term debt or long term debt on the consolidated balance sheet of such Person), (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade and any other amounts that are being contested and for which adequate reserves have been established), (c) obligations of others which such Person has directly or indirectly, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person (but, if not otherwise assumed, limited to the extent of such Property’s fair market value), guaranteed or otherwise provided credit support therefore, (d) to the extent not included in clause (a) above, any obligations which are evidenced by notes, acceptances, or other instruments, (e) reimbursement obligations of such Person in respect of drawn or funded letters of credit, surety bonds, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (f) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or

Property, (g) Capitalized Lease Obligations, (h) Net Mark-to-Market Exposure under Hedging Transactions and other Financial Contracts, (i) Hedging Obligations, and (j) any other financial accommodation which in accordance with GAAP would be shown as a short term debt or long term debt on the consolidated balance sheet of such Person.
     “Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.
     “Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Prime Rate Advance into a Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.2 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.2. The duration of each such Interest Period shall be one, two, three or six months, in each case as the Borrower may select upon notice received by the Administrative Agent not later than 12:00 p.m. (Houston, Texas time) on the day required under Section 2.2 in connection with a Revolving Borrowing of such Type of Advance; provided, however, that:
          (a) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;
          (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
          (c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and
          (d) no Interest Period shall end after the Maturity Date.
     “Issuing Lender” means (a) with respect to each Existing Letter of Credit, the Lender that issued such Letter of Credit, (b) with respect to all other Letters of Credit, Wells Fargo in its capacity as an issuer of Letters of Credit hereunder and up to three other Lenders designated in writing to the Administrative Agent by the Borrower (and consented to by such Lender) as an issuer of Letters of Credit, in their respective capacity as an issuer of Letters of Credit hereunder, and (c) any Lender acting as a successor issuing lender pursuant to Section 8.6.
     “Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, injunction, rule, regulation or other restriction (or official interpretation of any of the foregoing) of, and the terms of any license, permit, concession, grant or franchise issued by, any Governmental Authority.
     “Lenders” means each of the lenders party to this Agreement, including each Eligible Assignee that shall become a party to this Agreement pursuant to Section 9.6.
     “Lending Office” means, with respect to each Lender, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for each Type of Advance in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Advances of such Type are to be made and maintained.
     “Letter of Credit” means, individually, any letter of credit issued by any Issuing Lender under the Facility which is subject to this Agreement, including the letters of credit described on Schedule 1.1(c).
     “Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit and any agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.
     “Letter of Credit Exposure” means, at any time, the Dollar Amount of the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time and (b) the aggregate unpaid amount of all Reimbursement Obligations related to Letters of Credit at such time.
     “Letter of Credit Obligations” means the obligations, whether actual or contingent, of the Borrower under this Agreement in connection with the Letters of Credit.
     “Leverage Ratio” means, as of any date of calculation, the ratio of the Borrower’s Total Funded Consolidated Indebtedness outstanding on such date to its Total Consolidated Capitalization outstanding on such date.
     “Lien” means any lien (statutory or otherwise), mortgage, pledge, hypothecation, assignment, deposit arrangement, charge, deed of trust, security interest, encumbrance or other type of preferential arrangement, priority or other security agreement of any kind or nature whatsoever to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement).
     “Majority Lenders” means, as of the date of determination, two or more Lenders holding more than 50% of the sum of the unutilized aggregate Revolving Commitments plus the Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations and in the Swingline Advances being deemed “held” by such Lender for purposes of this definition).
     “Mandatory Cost Rate” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.1(c).
     “Mandatory Revolving Borrowing” means a Revolving Borrowing comprised of Prime Rate Advances or Eurocurrency Rate Advances made to repay a Swingline Advance as provided in Section 2.1(b) or to reimburse an Issuing Lender for unpaid Reimbursement Obligations as provided in Section 2.13(d).
     “Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise), or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Credit Documents to which it is a party, or (c) the validity or enforceability of any of the Credit Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.
     “Maturity Date” means April 21, 2013, as such date may be extended under Section 2.19.

     “Maximum Rate” means, as to any particular Lender, the maximum nonusurious interest rate permitted to such Lender under applicable Legal Requirements.
     “Merger” means the merger of Grant Prideco, Inc., a Delaware corporation with and into NOV Sub, Inc., a Delaware corporation with NOV Sub, Inc. being the surviving entity, all pursuant to the terms of the Merger Documents.
     “Merger Documents” means the Agreement and Plan of Merger dated as of December 16, 2007 among Grant Prideco, Inc., NOV Sub, Inc. and the Borrower and all other material documents, agreements and instruments executed by any of the parties thereto and related thereto.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.
     “Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
     “Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all Unrealized Losses over all Unrealized Profits of such Person arising from Hedging Transactions. Notwithstanding the foregoing, “Net Mark-to-Market Exposure” shall be determined excluding recognized but unrealized gains and/or losses attributable to commodity, foreign currency or interest rate derivative instruments determined under the provisions of FASB 133, as the same may be further amended, modified or clarified by the FASB.
     “Norwegian Kroner” or “NOK” means lawful money of the Kingdom of Norway.
     “Norwegian Swingline Advance” has the meaning set forth in Section 2.1(b).
     “Norwegian Swingline Lender” means DnB NOR Bank ASA as the swing line lender for the Norwegian Swingline Advances, or any successor swing line lender hereunder.
     “Note” means a Revolving Note or a Swingline Note.
     “Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit C and signed by a Responsible Officer of the Borrower or by an Authorized Agent on behalf of the Borrower.
     “Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit D and signed by a Responsible Officer of the Borrower or by an Authorized Agent on behalf of the Borrower.
     “Obligations” means all Advances, Reimbursement Obligations, and any other fees, expenses, reimbursements, indemnities or other obligations payable by the Borrower to the Administrative Agent, the Lenders, the Issuing Lenders, the Swingline Lenders or any other indemnified party under the Credit Documents.
     “Operating Lease” of a Person means any lease of Property (other than a Capital Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

     “Outstandings” means, as of the date of determination, the sum of (a) Dollar Amount of the aggregate outstanding principal amount of the Revolving Advances and the Swingline Advances plus (b) the Dollar Amount of the Letter of Credit Exposure.
     “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, applicable Issuing Lender, or applicable Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in a Foreign Currency, the rate of interest per annum at which overnight deposits in such Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent, applicable Issuing Lender or applicable Swingline Lender in the applicable offshore interbank market for such currency to major banks in such interbank market.
     “Participating Member State” means each state so described in any EMU Legislation.
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Permitted Liens” means the Liens permitted to exist pursuant to Section 6.1.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.
     “Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.
     “Pounds Sterling” and/or “£” means lawful money of the United Kingdom of Great Britain and Northern Ireland.
     “Pro Rata Share” means, as to each Lender (a) the ratio (expressed as a percentage) of such Lender’s Revolving Commitment at such time to the aggregate Revolving Commitments at such time, (b) if the Revolving Commitments have been terminated, the ratio (expressed as a percentage) of the sum of such Lender’s aggregate outstanding Revolving Advances and participation interest in the Letter of Credit Exposure and the Swingline Advances at such time to the aggregate outstanding Revolving Advances, Swingline Advances, and Letter of Credit Exposure of all the Lenders at such time, or (c) if the Revolving Commitments have been terminated, all Letter of Credit Obligations have been paid in full, all Letters of Credit have been terminated or expired and all Advances have been paid in full, the ratio (expressed as a percentage) that was most recently in effect.
     “Prime Rate” means at any time the rate of interest most recently announced by Wells Fargo at its principal office in San Francisco, California as its prime rate, whether or not the Borrower has notice thereof, with the understanding that the Prime Rate is one of Wells Fargo’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Each change in the Prime Rate shall be effective on the day the change is announced by Wells Fargo.

     “Prime Rate Advance” means an Advance which bears interest as provided in Section 2.6(a). All Prime Rate Advances shall be denominated in Dollars.
     “Property” of any Person means any and all property (whether real, personal, or mixed, tangible or intangible) or other assets owned, leased or operated by such Person.
     “Register” has the meaning set forth in paragraph (d) of Section 9.6.
     “Reimbursement Obligations” means all of the obligations of the Borrower set forth in Section 2.13(d).
     “Reportable Event” means any of the events set forth in Section 4043(b) of ERISA and the regulations issued under such section, with respect to a Plan.
     “Responsible Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, any Treasurer, any Assistant Treasurer, any Secretary, any Assistant Secretary or Manager of any Person.
     “Restricted Payment” means (a) any direct or indirect payment (other than scheduled payments), prepayment, redemption, defeasance, retirement, purchase of, or other acquisition of or deposit of funds or Property for the payment (other than scheduled payments), prepayment, redemption, defeasance, retirement, or purchase of Senior Notes, and (b) the making by any Person of any dividends or other distributions (in cash, property, or otherwise) on, or payment for the purchase, redemption or other acquisition or retirement of, any shares of any capital stock or other ownership interests of such Person, other than dividends payable in such Person’s stock or ownership interests.
     “Revolving Advance” means an advance made by a Lender to the Borrower pursuant to Section 2.1(a).
     “Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Advances made by each Lender pursuant to Section 2.1(a) or Converted by each Lender to Revolving Advances of a different Type pursuant to Section 2.2(b).
     “Revolving Commitment” means, with respect to any Lender, the amount set opposite such Lender’s name on Schedule 1.1(a) as its Revolving Commitment, or if such Lender has entered into any Assignment and Acceptance or such Lender is an Additional Lender, the amount set forth for such Lender as its Revolving Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.6(d), as such amount may be reduced pursuant to Section 2.4 or increased pursuant to Section 2.15 or 2.16.
     “Revolving Note” means a promissory note of a Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit E evidencing Indebtedness of such Borrower to such Lender resulting from Revolving Advances owing to such Lender.
     “S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor thereof which is a nationally recognized statistical rating organization.
     “SEC” means the United States Securities and Exchange Commission.
     “Senior Notes” means any senior debt securities of the Borrower.

     “Senior Note Documents” means any indenture, note or other agreement evidencing or governing the Senior Notes, as such indenture, note or other agreement may be amended, supplemented or otherwise modified as permitted hereby.
     “Subsidiary” of a Person means any corporation, association, partnership, limited liability company, or other business entity of which more than 50% of the outstanding shares of capital stock (or other equivalent interests) having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time capital stock (or other equivalent interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.
     “Swingline Advance” means a US Swingline Advance, Canadian Swingline Advance, a UK Swingline Advance or a Norwegian Swingline Advance.
     “Swingline Borrowing” means the making of a Swingline Advance by a Swingline Lender under Section 2.1(b).
     “Swingline Due Date” means the 14th and the last day of each calendar month.
     “Swingline Lender” means the US Swingline Lender, Canadian Swingline Lender, UK Swingline Lender or the Norwegian Swingline Lender.
     “Swingline Rate” means, as to any Swingline Advance, the Adjusted Prime Rate or such other rate per annum agreed to from time to time in writing between the Borrower and the applicable Swingline Lender.
     “Swingline Note” means a promissory note of the Borrower payable to the order of the applicable Swingline Lender in substantially the form of the attached Exhibit F, evidencing the Indebtedness of the Borrower to such Swingline Lender from Swingline Advances owing to such Swingline Lender.
     “Swingline Subfacilities” means the revolving credit facilities as provided by the applicable Swingline Lenders, in either case, as provided under Section 2.1(b) as a subfacility of the Facility.
     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system or the TARGET2 payment system (or, if either of such payment systems cease to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
     “Termination Event” means (a) the occurrence of a Reportable Event with respect to a Plan, as described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the giving of a notice of intent to terminate a Plan under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

     “Total Consolidated Capitalization” means the sum of the Total Funded Consolidated Indebtedness and Consolidated Net Worth.
     “Total Funded Consolidated Indebtedness” means at any time the aggregate Dollar Amount of Indebtedness of the Borrower and its Subsidiaries which is (a) of the type described in clause (a), (d), (e), (g) or (j) of the definition of “Indebtedness” or (b) of the type described in clause (c) of the definition of “Indebtedness” to the extent that such lien secures or such guaranty covers Indebtedness of the type described in clause (a), (d), (e), (g) or (j) of the definition of “Indebtedness”.
     “Type” has the meaning set forth in Section 1.4.
     “UK Swingline Advance” has the meaning set forth in Section 2.1(b).
     “UK Swingline Lender” means Barclays Bank plc as the swing line lender for the UK Swingline Advances, or any successor swing line lender hereunder.
     “Unrealized Losses” means, with respect to any Hedging Transaction, the fair market value of the cost to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
     “Unrealized Profits” means, with respect to any Hedging Transaction, the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
     “US Swingline Advance” has the meaning set forth in Section 2.1(b).
     “US Swingline Lender” means Wells Fargo as the swing line lender for the US Swingline Advances, or any successor swing line lender hereunder.
     “Wells Fargo” means Wells Fargo Bank, National Association.
     Section 1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
     Section 1.3 Accounting Terms; Changes in GAAP; Foreign Currency Limits.
          (a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements.
          (b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the Consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP.
          (c) If any changes in accounting principles after the Closing Date are required by GAAP or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or similar agencies results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found in this Agreement, then the parties shall enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such change, with the desired result that the criteria for evaluating the Borrower’s and its Consolidated Subsidiaries’ financial condition shall be the same after such change as if such change had not been made.
          (d) Wherever in this Agreement in connection with a Revolving Borrowing, a Swingline Borrowing, Conversion, continuation or prepayment of a Eurocurrency Rate Advance, or the issuance, amendment or extension of a Letter of Credit, an amount (such as a required minimum or multiple amount) is expressed in Dollars, but such Borrowing, Eurocurrency Rate Advance, or Letter of Credit is denominated in a Foreign Currency, such amount shall be the equivalent in a Foreign Currency of such amount determined at the Exchange Rate for the purchase of such Foreign Currency with Dollars, as determined by the Administrative Agent on the Computation Date applicable to such amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward).
     Section 1.4 Types of Advances. Advances are distinguished by “Type”. The “Type” of an Advance refers to the determination whether such Advance is a Eurocurrency Rate Advance, Prime Rate Advance, a Canadian Swingline Advance, a Norwegian Swingline Advance, UK Swingline Advance, a US Swingline Advance, each of which constitutes a Type.
     Section 1.5 Change of Currency.
     (a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.
     (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent, upon consultation with the Borrower, may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
     (c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent, upon consultation with the Borrower, may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
     Section 1.6 Miscellaneous. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.
ARTICLE II
THE ADVANCES AND THE LETTERS OF CREDIT
     Section 2.1 The Advances.
          (a) Revolving Advances. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrower from time to time on any

Business Day prior to the Maturity Date in an aggregate amount not to exceed at any time outstanding an amount equal to such Lender’s Revolving Commitment less the sum of the Dollar Amount of (i) the aggregate principal amount of Revolving Advances owing to such Lender at such time, (ii) such Lender’s Pro Rata Share of the aggregate of the Letter of Credit Exposure at such time, and (iii) such Lender’s Pro Rata Share of the Swingline Advances; provided that, (A) before and after giving effect to such Borrowing, the aggregate Dollar Amount of all outstanding Revolving Advances, Swingline Advances and Letter of Credit Exposure at any time may not exceed the aggregate Revolving Commitments at such time, (B) such Revolving Advances may be denominated and funded in any Agreed Currency and (C) before and after giving effect to such Borrowing, the aggregate Dollar Amount of all outstanding Revolving Advances, Swingline Advances and Letter of Credit Exposure which are denominated in Norwegian Kroner may not exceed $500,000,000 at any time. Within the limits of each Lender’s Revolving Commitment, the Borrower may from time to time prepay pursuant to Section 2.7 and reborrow under this Section 2.1(a).
          (b) Swingline Advances.
     (i) On the terms and conditions set forth in this Agreement, (A) the US Swingline Lender agrees to, from time-to-time on any Business Day during the period from the date of this Agreement until the Maturity Date, make advances (“US Swingline Advances”) to the Borrower in an aggregate principal amount not to exceed $200,000,000 outstanding at any time and denominated in US Dollars; (B) the Canadian Swingline Lender agrees to, from time-to-time on any Business Day during the period from the date of this Agreement until the Maturity Date, make advances (“Canadian Swingline Advances”) to the Borrower in an aggregate principal amount not to exceed $100,000,000 outstanding at any time and denominated in Canadian Dollars or US Dollars; (C) the Norwegian Swingline Lender agrees to, from time-to-time on any Business Day during the period from the date of this Agreement until the Maturity Date, make advances (“Norwegian Swingline Advances”) to the Borrower in an aggregate principal amount not to exceed $100,000,000 outstanding at any time and denominated in Norwegian Kroner or US Dollars; provided that, before and after giving effect to such Borrowing, the aggregate Dollar Amount of all outstanding Revolving Advances, Swingline Advances and Letter of Credit Exposure which are denominated in Norwegian Kroner may not exceed $500,000,000 at any time; and (D) the UK Swingline Lender agrees to, from time-to-time on any Business Day during the period from the date of this Agreement until the Maturity Date, make advances (“UK Swingline Advances”) to the Borrower in an aggregate principal amount not to exceed $100,000,000 outstanding at any time and denominated in Pounds Sterling or US Dollars;
provided that, (x) with respect to all Swingline Subfacilities, before and after giving effect to any such Borrowing, the aggregate Dollar Amount of the sum of all outstanding Revolving Advances, Swingline Advances and the Letter of Credit Exposure may not exceed the aggregate Revolving Commitments at such time; (y) with respect to all Swingline Subfacilities, no Swingline Advance shall be made if the statements set forth in Section 3.2 are not true on the date of the making of such Swingline Advance, it being agreed by the Borrower that the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Swingline Advance shall constitute a representation and warranty by the Borrower that on the date of such Swingline Advance such statements are true; and (z) with respect to any Foreign Swingline Advance, whether denominated in US Dollars or any Foreign Currency, such Foreign Swingline Advance shall be in a minimum amount of $500,000. Subject to the other provisions hereof, the Borrower may from time-to-time borrow, prepay (in whole or in part) and reborrow Swingline Advances. Immediately upon the making of a Swingline Advance, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swingline Lender a risk participation in such Swingline Advance in an amount equal to its Pro Rata Share of such Swingline Advance.

     (ii) Except as provided in the following clause (iv) below, each request for a US Swingline Advance shall be made pursuant to telephone notice to the US Swingline Lender given no later than 1:00 p.m. (Houston, Texas time) on the date of the proposed Swingline Advance, promptly confirmed by a completed and executed Notice of Borrowing telecopied to the Administrative Agent. The US Swingline Lender will promptly (but in any event prior to 3:00 p.m. (Houston, Texas time) on the date of such proposed US Swingline Advance make such US Swingline Advance available to the Borrower at the Borrower’s account with the Administrative Agent or such other accounts as may be designated by the Borrower.
     (iii) Except as provided in the following clause (iv) below, each request for a Foreign Swingline Advance shall be made pursuant to telephone notice to the applicable Foreign Swingline Lender, together with a written notice to the Administrative Agent, given no later than 10:00 a.m. in the Applicable Time specified by the applicable Foreign Swingline Lender, promptly confirmed by a completed and executed Notice of Borrowing telecopied to the applicable Foreign Swingline Lender and the Administrative Agent. If, on the date such request is made, the Dollar Amount of the sum of the outstanding Revolving Advances and the Letter of Credit Exposure is equal to or less than 50% of the aggregate Revolving Commitments, then subject to the terms and conditions hereof, the applicable Foreign Swingline Lender will, not later than 2:00 p.m. (in the Applicable Time) on the borrowing date specified for such Swingline Advance, make the amount of such Swingline Advance available at the Borrower’s account with the Administrative Agent or such other accounts as may be designated by the Borrower. However, if on the date such request is made, the Dollar Amount of the sum of the outstanding Revolving Advances and the Letter of Credit Exposure is greater than 50% of the aggregate Revolving Commitments, then (A) promptly after receipt by the applicable Foreign Swingline Lender of any request for a Foreign Swingline Advance, the applicable Foreign Swingline Lender will confirm with the Administrative Agent that the Administrative Agent has also received such request and, if not, the applicable Foreign Swingline Lender will notify the Administrative Agent of the contents thereof, and (B) unless the applicable Foreign Swingline Lender has received notice in writing from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. (in the Applicable Time) on the date of the proposed Swingline Advance directing the applicable Foreign Swingline Lender not to make such Swingline Advance as a result of the limitations set forth in the first proviso of Section 2.1(b) above then, subject to the terms and conditions hereof, the applicable foreign Swingline Lender will, not later than 3:00 p.m. (in the Applicable Time) on the borrowing date specified for such Swingline Advance, make the amount of such Swingline Advance available at the Borrower’s account with the Administrative Agent or such other accounts as may be designated by the Borrower.
     (iv) With respect to Swingline Advances denominated in Dollars, each Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes each Swingline Lender to so request on its behalf), that each Lender make a Prime Rate Advance in an amount equal to such Lender’s Pro Rata Share of such Swingline Advances in order to refinance such Swingline Advances. With respect to Foreign Swingline Advances, each Swingline Lender in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes each Swingline Lender to so request on its behalf), that each Lender make a Eurocurrency Rate Advance in the same Foreign Currency, in an amount equal to such Lender’s Pro Rata Share of such Swingline Advances and with Interest Period of one month. The applicable Swingline Lender shall give the

Administrative Agent notice of such Mandatory Revolving Borrowing (A) by 12:00 p.m. (Houston, Texas time) on the date before the proposed Mandatory Revolving Borrowing is to be made in the case of a Prime Rate Advance and (B) by 12:00 p.m. (Houston, Texas time) on the fourth Business Day before the date of such proposed Mandatory Revolving Borrowing in the case of a Eurocurrency Rate Advance denominated in a Foreign Currency, which notice the Administrative Agent will promptly forward to each Lender. Each Lender shall make its Revolving Advance available to the Administrative Agent for the account of the applicable Swingline Lender in immediately available funds by 2:00 p.m. (Houston, Texas time) on the date requested, and the Borrower hereby irrevocably instructs the applicable Swingline Lender to apply the proceeds of such Mandatory Revolving Borrowing to the payment of the outstanding Swingline Advances.
     (v) If for any reason any Swingline Advance cannot be refinanced by a Revolving Borrowing in accordance with clause (iv) above, the request for the Revolving Advances submitted by the applicable Swingline Lender as set forth therein shall be deemed to be a request by such Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Advances and each Lender’s payment to the Administrative Agent for the account of the applicable Swingline Lender pursuant to clause (iv) above shall be deemed payment in respect of such participation.
     (vi) If any Lender fails to make available to the Administrative Agent for the account of the applicable Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.1(b) by the time specified in this Section 2.1(b), such Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of such Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (vii) Each Lender’s obligation to make the Revolving Advances or to purchase and fund risk participations in Swingline Advances pursuant to this Section 2.1(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, (C) whether or not the conditions precedent in Section 3.2 have been satisfied, (D) termination of the Revolving Commitments or acceleration of the Advances, and (E) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Advances, together with interest as provided herein.
     (viii) At any time after any Lender has purchased and funded a risk participation in a Swingline Advance, if the applicable Swingline Lender receives any payment on account of such Swingline Advance, such Swingline Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swingline Lender.
     (ix) Each Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Advances made by such Swingline Lender. Until a Lender funds its

Prime Rate Advance, Eurocurrency Rate Advance or risk participation pursuant to this Section 2.1(b) to refinance such Lender’s Pro Rata Share of any Swingline Advance, interest in respect of such Pro Rata Share shall be solely for the account of the applicable Swingline Lender.
     (x) The Borrower shall make all payments of principal and interest in respect of any Swingline Advances directly to the applicable Swingline Lender.
     (xi) For purposes of calculating outstandings under this Agreement (a) on each March 31, June 30, September 30 and December 31, commencing June 30, 2008, and (b) from time to time as the Administrative Agent may request, each Swingline Lender shall provide the Administrative Agent with a daily log, in form and detail reasonably acceptable to the Administrative Agent, setting forth the outstanding Dollar Amount of the Swingline Advances made by such Swingline Lender using the Exchange Rate as most recently determined by the Administrative Agent.
          Section 2.2 Method of Borrowing.
          (a) Notice. Each Revolving Borrowing shall be made pursuant to a Notice of Borrowing and given:
     (i) by the Borrower to the Administrative Agent not later than 12:00 p.m. (Houston, Texas time) on the fourth Business Day before the date of the proposed Borrowing in the case of a Eurocurrency Rate Advance denominated in a Foreign Currency,
     (ii) by the Borrower to the Administrative Agent not later than 12:00 p.m. (Houston, Texas time) on the third Business Day before the date of the proposed Borrowing in the case of a Eurocurrency Rate Advance denominated in Dollars, and
     (iii) by the Borrower to the Administrative Agent not later than 12:00 p.m. (Houston, Texas time) one Business Day before the date of the proposed Borrowing in the case of a Prime Rate Advance.
The Administrative Agent shall give each Lender prompt notice on the day of receipt of timely Notice of Borrowing of such proposed Borrowing by telecopier. Each Notice of Borrowing shall be by telephone or telecopier, and if by telephone, confirmed promptly in writing (which confirmation may be provided by telecopier or with a “PDF” file delivered in an e-mail with a return acknowledgment requested), specifying the (i) requested date of such Borrowing (which shall be a Business Day), (ii) requested Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, (iv) if such Borrowing is to be comprised of Eurocurrency Rate Advances, the Interest Period for each such Advance, and (v) the Designated Currency of such Borrowing. In the case of a proposed Borrowing comprised of Eurocurrency Rate Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.6(b). Each Lender shall, before 3:00 p.m. (Houston, Texas time) on the date of the proposed Borrowing, make available for the account of its Lending Office to the Administrative Agent at its address referred to in Section 9.2, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, such Lender’s Pro Rata Share of such Borrowing. Promptly upon the Administrative Agent’s receipt of such funds (but in any event not later than 4:00 p.m. (Houston, Texas time) on the date of the proposed Borrowing) and provided that the applicable conditions set forth in Article III have been satisfied, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent.

          (b) Conversions and Continuations. In order to elect to Convert or continue Advances comprising part of the same Revolving Borrowing under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than 12:00 p.m. (Houston, Texas time) (i) at least one Business Day in advance of the proposed conversion date in the case of a Conversion of such Advances to Prime Rate Advances, (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, Eurocurrency Rate Advances denominated in Dollars; and (iii) at least four Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, Eurocurrency Rate Advances denominated in Foreign Currencies. Each such Notice of Conversion or Continuation shall be by telephone or telecopier, and if by telephone, confirmed promptly in writing (which confirmation may be provided by telecopier or with a “PDF” file delivered in an e-mail with a return acknowledgment requested), specifying (A) the requested Conversion or continuation date (which shall be a Business Day), (B) the Borrowing amount and Type of the Advances to be Converted or continued, (C) whether a Conversion or continuation is requested, and if a Conversion, into what Type of Advances, and (D) in the case of a Conversion to, or a continuation of, Eurocurrency Rate Advances, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of Eurocurrency Rate Advances, notify each Lender of the applicable interest rate under Section 2.6(b). For purposes other than the conditions set forth in Section 3.2, the portion of Revolving Advances comprising part of the same Revolving Borrowing that are Converted to Revolving Advances of another Type shall constitute a new Revolving Borrowing.
          (c) Certain Limitations. Notwithstanding anything herein to the contrary:
     (i) each Borrowing (other than a Borrowing of Swingline Advances) shall (A) in the case of Eurocurrency Rate Advances, be in an aggregate amount not less than $3,000,000 and greater multiples of $1,000,000 in excess thereof, (B) in the case of Prime Rate Advances, be in an aggregate amount not less than $500,000 and greater multiples of $100,000 in excess thereof, and (C) consist of Advances of the same Type made on the same day by the Lenders according to their Pro Rata Share;
     (ii) at no time shall there be more than eight Interest Periods applicable to outstanding Eurocurrency Rate Advances;
     (iii) no single Borrowing consisting of Eurocurrency Rate Advances may include Advances in different currencies;
     (iv) the Borrower may not select Eurocurrency Rate Advances for any Borrowing to be made, Converted or continued if (A) the aggregate Dollar Amount of such Borrowing is less than $3,000,000 or (B) a Default or Event of Default has occurred and is continuing;
     (v) (A) if any Lender shall, at any time prior to the making of any requested Borrowing comprised of Eurocurrency Rate Advances, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or take deposits of, Dollars or any Foreign Currency in the applicable interbank market, then (1) if the requested Borrowing was of Revolving Advances denominated in Dollars, such Lender’s Pro Rata Share of such Borrowing shall be made as a Prime Rate Advance of such Lender, (2) in any event, such Prime Rate Advance shall be considered part of the same Borrowing and interest on such Prime Rate Advance shall be due and payable at the same time that interest on the Eurocurrency Rate Advances comprising the remainder of such Borrowing shall be due and payable, and (3) any obligation of such Lender to make, continue, or Convert to, Eurocurrency Rate Advances in the affected currency or currencies, including in connection with such requested Borrowing, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist; and (B) such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender;
     (vi) if the Administrative Agent is unable to determine the Eurocurrency Rate for Eurocurrency Rate Advances comprising any requested Revolving Borrowing, the right of the Borrower to select Eurocurrency Rate Advances in the affected currency or currencies for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and upon receipt by the Borrower of the notice of such suspension, the Borrower may revoke the pending request or, failing that, each Revolving Advance comprising such Borrowing shall be made as a Prime Rate Advance in the Dollar Amount of the originally requested Advance;
     (vii) if the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that (A) the Eurocurrency Rate for Eurocurrency Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurocurrency Rate Advances, or (B) deposits are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Advance, the right of the Borrower to select Eurocurrency Rate Advances in the affected currency or currencies for such Borrowing or for any subsequent Revolving Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and upon receipt by the Borrower of the notice of such suspension, the Borrower may revoke the pending request or, failing that, each Advance comprising such Borrowing shall be made as a Prime Rate Advance in the Dollar Amount of the originally requested Advance;
     (viii) if any Lender shall, at any time prior to the making of any requested Borrowing comprised of Eurocurrency Rate Advances denominated in a Foreign Currency, notify the Administrative Agent that, as a result of internal banking policy limitations on fundings in such Foreign Currency, such Lender can not fund all or any portion of its Pro Rata Share of such Borrowing, then (A) such portion shall be made as a Prime Rate Advance of such Lender, and (B) in any event, such Prime Rate Advance shall be considered part of the same Borrowing and interest on such Prime Rate Advance shall be due and payable at the same time that interest on the Eurocurrency Rate Advances comprising the remainder of such Borrowing shall be due and payable;
     (ix) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurocurrency Rate Advance in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1 and paragraph (a) or (b) above, the

Administrative Agent will forthwith so notify the Borrower and the Lenders and (A) if denominated in Dollars, such affected Advances will be made available to the Borrower on the date of such Borrowing as Prime Rate Advances or, if such affected Advances are existing Advances, will be Converted into Prime Rate Advances or at the end of Interest Period then in effect, and (B) if denominated in a Foreign Currency, the Borrower shall be deemed to have specified an Interest Period of one month for such affected Advances or, if such affected Advances are existing Advances, such affected Advances will be continued as a Eurocurrency Rate Advance in the original Designated Currency with an Interest Period of one month;
     (x) if the Borrower shall fail to specify a currency for any Eurocurrency Rate Advances, then the Eurocurrency Rate Advances as requested shall be made in Dollars;
     (xi) Revolving Advances may only be Converted or continued as Revolving Advances;
     (xii) Swingline Advances may not be Converted or continued; and
     (xiii) no Revolving Advance may be Converted or continued as a Revolving Advance in a different currency, but instead must be prepaid in the original Designated Currency of such Revolving Advance and reborrowed in such new Designated Currency.
          (d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower.
          (e) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the date of any Revolving Borrowing or Mandatory Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate for such day. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.
          (f) Lender Obligations Several. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
          (g) Evidence of Obligations.
     (i) The Advances made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and the Lenders shall be conclusive absent manifest error of the amount of the Advances made by such Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) the applicable Note or Notes which shall evidence such Lender’s Advances to the Borrower in addition to such accounts or records. Each Lender may attach schedules to such Notes and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Advances and payments with respect thereto.
     (ii) In addition to the accounts and records referred to in subsection (i) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Advances. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
          Section 2.3 Fees.
          (a) Facility Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender, a daily facility fee (the “Facility Fee”) on the amount of such Lender’s Revolving Commitment at a per annum rate equal to the Applicable Margin for facility fees for the period from the Closing Date until the Maturity Date, such fees due and payable quarterly in arrears on the tenth (10th) day after the end of each March, June, September and December, commencing June 30, 2008, and on the Maturity Date.
          (b) Utilization Fees. Borrower agrees to pay to the Administrative Agent for the account of each Lender a daily utilization fee (the “Utilization Fee”) on the Dollar Amount of the sum of such Lender’s outstanding Revolving Advances and Pro Rata Share of the Letter of Credit Exposure at a per annum rate equal to the Applicable Margin for Utilization Fees, from the Closing Date until the Maturity Date, such fees are (i) calculated quarterly in arrears for the period ending on the last day of each March, June, September and December, commencing June 30, 2008 and due and payable on the immediately following 10th Business Day, and (ii) calculated in arrears and ending on, and due and payable on, the Maturity Date; provided that the Utilization Fee shall be payable only in respect of each day that the Dollar Amount of the Combined Aggregate Exposure exceeds 50% of the Combined Aggregate Commitments. For purposes of calculating such Utilization Fee, outstandings for Eurocurrency Rate Advances denominated in Foreign Currencies and Letter of Credit Exposure for Letters of Credit denominated in Foreign Currencies shall be converted to their Dollar Amounts on each date that such Utilization Fee is due hereunder using the then effective Exchange Rate.
          (c) Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the pro rata benefit of the Lenders letter of credit fees in respect of all Letters of Credit outstanding at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Advances calculated on the maximum amount available from time to time to be drawn under such outstanding Letters of Credit. All such letter of credit fees shall be (i) calculated quarterly in arrears for the period ending on the last day of each March, June, September and December, commencing June 30, 2008 and due and payable on the immediately following 10th Business Day, and (ii) calculated in arrears and ending on, and due and payable on, the Maturity Date. In addition, the Borrower agrees to pay to each Issuing Lender for its own account fronting fees in respect of all Letters of Credit outstanding and issued by such Issuing Lender equal to the greater of (A) one-eighth percent (1/8%) per annum of the maximum amount available from time to time to be drawn under such outstanding Letters of Credit and (B) $500, payable at issuance and on the earlier of each annual anniversary thereafter or the Maturity Date. The Borrower shall also pay to each Issuing Lender for its own account such documentary, processing and other charges in connection with the issuance, amendment, transfer, modification of and draws under Letters of Credit assessed or incurred by such Issuing Lender from time to time. For purposes of calculating the letter of credit fees, fronting fees and other fees under this Section 2.3(c), the face amount of each Letter of Credit made in a Foreign Currency shall be at any time the Dollar Amount of such Letter of Credit as determined on the most recent Computation Date with respect to such Letter of Credit.
          (d) Administrative Agent Fees. The Borrower agrees to pay when due to the Administrative Agent for its benefit the fees set forth in the Agent’s Fee Letter.
     Section 2.4 Reduction of Commitments. The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent and the Lenders, to terminate in whole or reduce ratably in part the unused portion of the Revolving Commitments; provided that, each partial reduction shall be in the aggregate amount of $3,000,000 or an integral multiple of $1,000,000 in excess thereof. Any reduction or termination of the Revolving Commitments pursuant to this Section 2.4 shall be permanent, with no obligation of the Lenders to reinstate such Revolving Commitments and the commitment fees provided for in Section 2.3(a) shall thereafter be computed on the basis of the Revolving Commitments, as so reduced.
     Section 2.5 Repayment of Advances.
          (a) Revolving Advances. The Borrower shall repay the outstanding principal amount of each Revolving Advance on the Maturity Date and, for each Mandatory Revolving Borrowing made on or after the Maturity Date, on demand, and in any event, in the Designated Currency in which each such Advance was funded.
          (b) Swingline Advances. The Borrower shall repay the outstanding principal amount of each Swingline Advance on the earlier of (i) the Swingline Due Date immediately following the date such Swingline Advance is made by the applicable Swingline Lender and (ii) the Maturity Date.
     Section 2.6 Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
          (a) Prime Rate Advances. If such Advance is a Prime Rate Advance, a rate per annum equal at all times to the lesser of (i) the Adjusted Prime Rate in effect from time to time plus the Applicable Margin and (ii) the Maximum Rate, payable in arrears on the last Business Day of each calendar quarter, commencing with the calendar quarter ending June 30, 2008, and on the date such Prime Rate Advance shall be paid in full, provided that if any payment of principal on any Advance is not made when due, such Advances shall bear interest from the date such payment was due until such Advances are paid in full, payable on demand, at a rate per annum equal at all times to the lesser of (A) the rate required to be paid on such Advance immediately prior to the date on which such amount becomes due plus two percent (2%) and (B) the Maximum Rate.

          (b) Eurocurrency Rate Advances. If such Advance is a Eurocurrency Rate Advance, during the Interest Period for such Advance, a rate per annum equal at all times to the lesser of (i) the Eurocurrency Rate for such Interest Period plus the Applicable Margin plus (in the case of a Eurocurrency Rate Advance of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost Rate and (ii) the Maximum Rate, payable in arrears on the last day of such Interest Period (provided that for Eurocurrency Rate Advance with six month Interest Periods, accrued but unpaid interest shall also be due on the day three months from the first day of such Interest Period), and on the date such Eurocurrency Rate Advance shall be paid in full; provided that if any payment of principal on any Advance is not made when due, such Advances shall bear interest from the date such payment was due until such Advances are paid in full, payable on demand, at a rate per annum equal at all times to the lesser of (A) the greater of (1) the Adjusted Prime Rate in effect from time to time plus two percent (2%) and (2) the rate required to be paid on such Advance immediately prior to the date on which such amount became due (including the Applicable Margin and any Mandatory Cost Rate) plus two percent (2%) and (B) the Maximum Rate.
          (c) Swingline Advances. If such Advance is a Swingline Advance, a rate per annum equal at all times to the lesser of (i) the Swingline Rate for such Swingline Advance and (ii) the Maximum Rate, payable quarterly in arrears on the last Business Day of each calendar quarter, commencing with the calendar quarter ending June 30, 2008, and on the Maturity Date; provided that if any payment of principal on any Advance is not made when due, such Advances shall bear interest from the date such payment was due until such Advances are paid in full, at a rate per annum equal at all times to the lesser of (A) the rate required to be paid on such Advance immediately prior to the date on which such amount becomes due plus two percent (2%) and (B) the Maximum Rate.
          (d) Usury Recapture. As to each Lender, in the event the rate of interest chargeable under this Agreement or the Notes at any time is greater than the Maximum Rate, the unpaid principal amount of Obligations owing to such Lender shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on such Obligations equals the amount of interest which would have been paid or accrued on such Obligations if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of such Obligations, the total amount of interest paid or accrued under the terms of this Agreement and the Notes as to any Lender is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable Legal Requirements, pay the Administrative Agent for the account of such Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on Obligations owing to such Lender if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on such Obligations if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid or accrued under this Agreement on such Obligations. In the event any Lender ever receives, collects or applies as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Obligations owing to it, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.
          (e) Other Amounts Overdue. If any amount payable under this Agreement other than the Advances is not paid when due and payable, including accrued interest and fees, then such overdue amount shall accrue interest hereon due and payable on demand (i) if such amount is in Dollars, at a rate per annum equal to the lesser of (A) Adjusted Prime Rate plus two percent (2%) and (B) the Maximum Rate, from the date such amount became due until the date such amount is paid in full, and (ii) if such amount is in a Foreign Currency, the lesser of (A) the greater of (1) the Adjusted Prime Rate in effect from time to time plus two percent (2%) and (2) the overnight Eurocurrency Rate plus the Applicable Margin and any Mandatory Cost Rate for Eurocurrency Rate Advances plus two percent (2%) and (B) the Maximum Rate.

     Section 2.7 Prepayments.
          (a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.7.
          (b) Optional Prepayments. The Borrower may elect to prepay any of the Advances, after giving notice thereof to the Administrative Agent and the Lenders by 12:00 p.m. (Houston, Texas) for Advances denominated in Dollars and by 12:00 p.m. in the Applicable Time for Revolving Advances denominated in Foreign Currencies and Swingline Advances made by Foreign Swingline Lenders (i) on the day of prepayment of any Swingline Advance, (ii) at least three Business Days’ prior to the day of prepayment of any Eurocurrency Rate Advances and (iii) the day prior to the prepayment of any Prime Rate Advance. Such notice shall be by telephone or telecopier, and if by telephone, confirmed promptly in writing, and must state the proposed date and aggregate principal amount of such prepayment, whether such prepayment should be applied to reduce outstanding Revolving Advances or Swingline Advances, and if applicable, the relevant Interest Period for the Advances to be prepaid. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, and shall also pay accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.8 as a result of such prepayment being made on such date; provided, however, that (i) each partial prepayment of Eurocurrency Rate Advances shall be in an aggregate principal amount of not less than $3,000,000 and in integral multiples of $1,000,000 in excess thereof, (ii) each partial prepayment of Prime Rate Advances shall be in an aggregate principal amount of not less than $500,000 and in integral multiples of $100,000 in excess thereof, (iii) each partial prepayment of Swingline Advances shall be in an aggregate principal amount of not less than $500,000, and (iv) any prepayment of an Advance shall be made in the Designated Currency in which such Advance was funded. Each prepayment pursuant to this Section 2.7(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.8 as a result of such prepayment being made on such date.
          (c) Ratable Payments. Each payment of any Advance pursuant to this Section 2.7 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.
          (d) Effect of Notice. All notices given pursuant to this Section 2.7 shall be irrevocable and binding upon the Borrower.
     Section 2.8 Breakage Costs. If (a) any payment of principal of any Eurocurrency Rate Advance is made other than on the last day of the Interest Period for such Advance as a result of any payment hereunder or the acceleration of the maturity of the Obligations pursuant to Article VIII or otherwise; (b) the Borrower fails to borrow, Convert, continue, repay or prepay any Eurocurrency Rate Advance on the date specified in any notice delivered pursuant hereto (other than default by a Lender), (c) the Borrower fails to make a principal or interest payment with respect to any Eurocurrency Rate Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by any Lender to the Borrower (with a copy to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate such Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

     Section 2.9 Increased Costs.
          (a) Eurocurrency Rate Advances. If, due to either (i) introduction of or any change in or in the interpretation of any Legal Requirement (other than any change by way of imposition or increase of reserve requirements included in the calculation of the Eurocurrency Rate but including any change or introduction which would result in the failure of the Mandatory Cost Rate, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Advances), or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), a Lender incurs increase cost related to the making or maintaining Eurocurrency Rate Advances (or maintaining its obligation to make any Eurocurrency Rate Advances), or the amount of any sum received or receivable by such Lender hereunder is reduced (whether of principal, interest or any other amount), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), promptly pay to the Administrative Agent for the account of such Lender additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Lender for such increased cost or reduction; provided, however, that, before making any such demand, each Lender agrees to use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Administrative Agent by such Lender at the time such Lender demands payment under this Section shall be conclusive and binding for all purposes, absent manifest error.
          (b) Capital Adequacy. If any Lender or Issuing Lender determines in good faith that compliance with any Legal Requirement or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) implemented or effective after the date of this Agreement affects or would affect the amount of capital required or expected to be maintained by such Lender or Issuing Lender and that the amount of such capital is increased by or based upon the existence of Advances made by such Lender, the existence of Letters of Credit issued or participated in by such Lender or Issuing Lender, the existence of such Lender’s commitment to lend or Issuing Lender’s commitment to issue Letters of Credit or any Lender’s commitment to risk participate in Letters of Credit and other commitments of this type, then, upon 30 days prior written notice by such Lender or Issuing Lender (with a copy of any such demand to the Administrative Agent), the Borrower shall promptly pay to the Administrative Agent for the account of such Lender or to Issuing Lender, as the case may be, from time to time as specified by such Lender or Issuing Lender, additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Lender or Issuing Lender, in light of such circumstances, (i) with respect to such Lender, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend under this Agreement or its commitment to risk participate in Letters of Credit or its having made Advances or participated in Letters of Credit and (ii) with respect to such Issuing Lender, to the extent that such Issuing Lender reasonably determines such increase in capital to be allocable to its commitment to issue or to the issuance or maintenance of the Letters of Credit. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Lender or Issuing Lender shall be conclusive and binding for all purposes, absent manifest error.

          (c) Letters of Credit. If any change in any Legal Requirement or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by or risk participated in by, or assets held by, or deposits in or for the account of, any Issuing Lender or any Lender or (ii) impose on any Issuing Lender or any Lender any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to any Issuing Lender of issuing or maintaining any Letter of Credit, or increase the cost to such Lender of its risk participation in any Letter of Credit (which increase in cost shall be determined by such Issuing Lender’s or such Lender’s reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by such Issuing Lender or such Lender (with a copy sent to the Administrative Agent), as the case may be, the Borrower shall pay to the Administrative Agent (for the account of such Issuing Lender or Lender), as the case may be, from time to time as specified by such Issuing Lender or such Lender, additional amounts which shall be sufficient to compensate such Issuing Lender or such Lender for such increased cost. Each Issuing Lender and each Lender agrees to use commercially reasonable efforts (consistent with internal policy and legal and regulatory restrictions) to designate a different Lending Office for the booking of its Letters of Credit or risk participations if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Issuing Lender or such Lender, be otherwise disadvantageous to such Issuing Lender or such Lender, as the case may be. A certificate as to such increased cost incurred by such Issuing Lender or such Lender, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by such Issuing Lender or such Lender to the Borrower, shall be conclusive and binding for all purposes, absent manifest error.
     Section 2.10 Payments and Computations.
          (a) Payment Procedures. Except if otherwise set forth herein, the Borrower shall make each payment under this Agreement not later than 1:00 p.m. (Houston, Texas time) for payments due in Dollars and not later than 1:00 p.m. in the Applicable Time for payments due in Foreign Currencies (and payments due to Foreign Swingline Lenders related to Foreign Swingline Advances), on the day when due in the Designated Currency as to outstanding Advances and Reimbursement Obligations, and in Dollars as to all other amounts, to the Administrative Agent at its Lending Office (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, the Issuing Lenders, or a specific Lender pursuant to Section 2.1(b), 2.3(c), 2.3(d), 2.6(d), 2.6(e), 2.8, 2.9, 2.11, 2.12, 2.13(d), 9.4 or 9.7 but after taking into account payments effected pursuant to Section 7.6) to the Lenders in accordance with each Lender’s Pro Rata Share for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or any Issuing Lender to such Lender or such Issuing Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement.
          (b) Computations. All computations of interest based on the Adjusted Prime Rate, interest on Swingline Advances and interest on Eurocurrency Rate Advances denominated in Pounds Sterling shall be made by the Administrative Agent (or with respect to each Swingline Advance, by the applicable Swingline Lender) on the basis of a year of 365 or 366 days, as the case may be. All computations of fees and interest based on the Eurocurrency Rate (other than as set forth in the immediately preceding sentence), Overnight Rate and the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days. In any case, such computations shall be made for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent (or with respect to each Swingline Advance, by the applicable Swingline Lender) of an interest rate shall be conclusive and binding for all purposes, absent manifest error.
          (c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          (d) Administrative Agent Reliance. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Overnight Rate for such day.
          (e) Application of Payments. Whenever any payment received by the Administrative Agent under this Agreement is insufficient to pay in full all amounts then due and payable under this Agreement and Notes, such payment shall be distributed and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent under and in connection with this Agreement or any other Credit Document; second, to the payment of all amounts due and payable under Section 2.11(c), ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of fees due and payable pursuant to Section 2.3(c), ratably among the Issuing Lenders in accordance with the aggregate amount of such payments owed to each such Issuing Lender; fourth, to the payment of all other fees due and payable under Section 2.3 ratably among the Lenders in accordance with their applicable Revolving Commitments; and fifth, to the payment of the interest accrued on and the principal amount of all of the Advances, and the interest accrued on and the principal amount of all Reimbursement Obligations, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate accrued interest plus the aggregate principal amount owed to such Lender.
     Section 2.11 Taxes.
          (a) No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, each Issuing Lender, and the Administrative Agent, taxes imposed on its net income, and franchise taxes imposed on it in lieu thereof, by the jurisdiction under the laws of which such Lender, such Issuing Lender, or the Administrative Agent (as the case may be) is organized or any political subdivision of the jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”) and, in the case of each Lender and each Issuing Lender, Taxes by the jurisdiction of such Lender’s Lending Office or any political subdivision of such jurisdiction. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Lender, any Issuing Lender, or the Administrative Agent, (i)

the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Lender, such Issuing Lender, or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if the Borrower’s obligation to deduct Taxes is caused solely by such Lender’s, such Issuing Lender’s, or the Administrative Agent’s failure to provide the forms described in paragraph (e) of this Section 2.11 and such Lender, such Issuing Lender, or the Administrative Agent could have lawfully provided such forms, no such increase shall be required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Legal Requirements.
          (b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the other Credit Documents (hereinafter referred to as “Other Taxes”).
          (c) Indemnification. The Borrower hereby indemnifies each Lender, each Issuing Lender, and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by such Lender, such Issuing Lender, or the Administrative Agent (as the case may be) and any liability (including interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each payment required to be made by the Borrower in respect of this indemnification shall be made to the Administrative Agent for the benefit of any party claiming such indemnification within 30 days from the date the Borrower receives written demand detailing the calculation of such amounts therefor from the Administrative Agent, any such Issuing Lender, or any such Lender (with a copy of such demand to the Administrative Agent).
          (d) Evidence of Tax Payments. The Borrower will pay prior to delinquency all Taxes payable in respect of any payment. Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment of such Taxes.
          (e) Status of Lenders.
     (i) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Legal Requirements applicable to such Lender or as reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Legal Requirements which such Lender is lawfully permitted to deliver as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     (ii) Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter promptly following the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(A) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(B) duly completed copies of Internal Revenue Service Form W-8ECI,
(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
(D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
          (iii) Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Borrower, as the Administrative Agent or the Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter following such reasonable request therefor, such other documents and forms required by any relevant taxing authorities under the Legal Requirements of any other jurisdiction, duly executed and completed by such Lender, as are required under such Legal Requirements to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the United States by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction. Additionally, the Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Legal Requirements of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Legal Requirements in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Credit Documents, with respect to such jurisdiction.
          (f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or an Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Lender in the event the Administrative Agent, such Lender or such Issuing Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or any Issuing Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
          (g) Mitigation. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Lending Office or change the jurisdiction of its Lending Office, as the case may be, so as to avoid the imposition of any Taxes or Other Taxes or to eliminate or reduce the payment of any additional sums under this Section 2.11 or to eliminate or reduce the payment of interest due to it which is based on the Mandatory Cost Rate; provided, that no such selection or change of jurisdiction for its Lending Office shall be made if, in the reasonable judgment of such Lender, such selection or change would be disadvantageous to such Lender.
     Section 2.12 Illegality. If any Lender shall notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Lending Office to perform its obligations under this Agreement to maintain any Eurocurrency Rate Advances of such Lender then outstanding hereunder or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or take deposits of, Dollars or any Foreign Currency in the applicable interbank market, then, notwithstanding anything herein to the contrary, the Borrower shall, if demanded by such Lender in its notice, no later than 12:00 p.m. (Houston, Texas time), (a) if not prohibited by any Legal Requirement to maintain such Eurocurrency Rate Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurocurrency Rate Advance of such Lender or (b) if prohibited by any Legal Requirement to maintain such Eurocurrency Rate Advances for the duration of the Interest Period, on the second Business Day following its receipt of such notice from such Lender, then (i) with respect to Revolving Advances denominated in a Foreign Currency, prepay such Eurocurrency Rate Advances of such Lender then outstanding and which are denominated in such affected currency or currencies together with all accrued interest on the amount so prepaid, and amounts, if any, required to be paid pursuant to Section 2.8 as a result of such prepayment being made on such date, and (ii) with respect to Revolving Advances denominated in Dollars, Convert all such Eurocurrency Rate Advances of such Lender then outstanding to Prime Rate Advances and pay accrued interest on the principal amount Converted to the date of such Conversion and amounts, if any, required to be paid pursuant to Section 2.8 as a result of such Conversion being made on such date. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
     Section 2.13 Letters of Credit.
          (a) Issuance of Letters of Credit. Each Issuing Lender, the Lenders and the Borrower agree that effective as of the Closing Date, the Existing Letters of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement as Letters of Credit. From time to time from the date of this Agreement until ten days before the Maturity Date, at the written request of the Borrower given to the applicable Issuing Lender and to the

Administrative Agent not later than (i) 12:00 p.m. (Houston, Texas time) on the third Business Day before the date of the proposed issuance, amendment, or extension of a Letter of Credit denominated in a Foreign Currency and (ii) 12:00 p.m. (Houston, Texas time) on the second Business Day (or such later time and date as may be agreed to among the Borrower, the applicable Issuing Lender and the Administrative Agent) before the date of the proposed issuance, amendment, or extension of a Letter of Credit denominated in Dollars, the requested Issuing Lender shall, on any Business Day and on the terms and conditions hereinafter set forth (and, if applicable, subject to the terms of the applicable Letter of Credit), issue, increase, decrease, amend, or extend the expiration date of, Letters of Credit for the account of the Borrower (for its own benefit or for the benefit of any of its Subsidiaries). Promptly after receipt by the applicable Issuing Lender of such request, the applicable Issuing Lender will confirm with the Administrative Agent that the Administrative Agent has also received such request and, if not, the applicable Issuing Lender will notify the Administrative Agent of the contents thereof. With respect to any issuance of or increase to a Letter of Credit, unless the applicable Issuing Lender has received notice in writing from the Administrative Agent (including at the request of any Lender) at least one Business Day prior to the requested date of the proposed issuance or increase, directing the applicable Issuing Lender not to issue or increase such Letter of Credit as a result of the limitations set forth clause 2.13(b)(i) below then, subject to the terms and conditions hereof, the applicable Issuing Lender will issue or increase such Letter of Credit as requested by the Borrower. Letters of Credit shall be denominated in any Agreed Currency.
          (b) Limitations. No Letter of Credit will be issued (or deemed issued as to the Existing Letters of Credit), increased, or extended (i) if such issuance, increase, or extension would cause the sum of the Letter of Credit Exposure plus the aggregate Dollar Amount of all outstanding Revolving Advances and Swingline Advances at such time to exceed the aggregate Revolving Commitments; (ii) unless such Letter of Credit has an Expiration Date not later than the earlier of (A) sixty months after the date of issuance thereof and (B) twenty-four months after the Maturity Date; (iii) unless such Letter of Credit (or, if applicable, the amendment to a Letter of Credit) is in form and substance acceptable to the applicable Issuing Lender in its sole discretion; (iv) unless the Borrower has delivered to the applicable Issuing Lender a completed and executed letter of credit application on such Issuing Lender’s standard form, which shall contain terms no more restrictive than the terms of this Agreement; (v) unless such Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (“UCP”), the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590 (“ISP”) or any successor to the UCP or ISP and, to the extent not inconsistent therewith, the New York Uniform Commercial Code, as in effect from time to time; (vi) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain an Issuing Lender from issuing or providing such Letter of Credit, or any Legal Requirements applicable to such Issuing Lender shall prohibit the issuance or provision of such type of Letter of Credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the date hereof or shall impose upon such Issuing Lender any unreimbursable loss, cost or expense which was not applicable on the date hereof and which such Issuing Lender in good faith deems material, or (vii) if such increase or extension is of an Existing Letter of Credit issued by JPMorgan Chase Bank, N.A. or The Bank of Nova Scotia unless the Borrower has specifically designated such Lender as one of the four Issuing Lender in writing to the Administrative Agent. If the terms of any letter of credit application referred to in the foregoing clause (iv) conflicts with the terms of this Agreement, the terms of this Agreement shall control.
          (c) Participations. With respect to each Letter of Credit described on Schedule 1.1(c) which is outstanding on the Closing Date, each Lender is deemed to have purchased a participation in the related Letter of Credit Exposure equal to such Lender’s Pro Rata Share of such Letter of Credit Exposure on the Closing Date. On the date of the issuance or increase of any Letter of Credit on or after the Closing Date, each Issuing Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from such Issuing Lender a participation in the Letter of Credit Exposure related to the Letters of Credit issued by such Issuing Lender equal to such Lender’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. Each Issuing Lender shall promptly deliver to the Administrative Agent by telex, telephone, or telecopy (or by e-mail with a return receipt requested) which the Administrative Agent will promptly deliver to each such participant Lender, a notice of each Letter of Credit of such Issuing Lender issued, increased or decreased, and the Administrative Agent shall also notify each Lender of the actual amount of such Lender’s participation in such Letter of Credit. Each Lender’s obligation to purchase participating interests pursuant to this Section, to make a Mandatory Revolving Borrowing as set forth in clause (d) below, to reimburse such Issuing Lender for such Lender’s Pro Rata Share of any payment under a Letter of Credit by such Issuing Lender not reimbursed in full by the Borrower, and to fund its participation interests in Letters of Credit as set forth below, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any of the circumstances described in paragraph (f) or (e) below, (ii) the occurrence and continuance of a Default, (iii) an adverse change in the financial condition of the Borrower, (iv) any deposit of cash or other securities as collateral or the provision of any other support for the Borrower’s reimbursement obligations related thereto, (v) any termination of this Agreement other than a termination in writing agreed to by each Issuing Lender which expressly provides for a termination of the Lenders’ reimbursement obligations owing to the Issuing Lenders hereunder, and (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that, a Lender may have a claim against an Issuing Lender for any such circumstance, happening or event constituting or arising from gross negligence or willful misconduct on the part of the such Issuing Lender.
          (d) Reimbursement. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Lender shall notify the Borrower and the Administrative Agent thereof (which the Administrative Agent will promptly forward to the Lenders). No later than 11:00 a.m. on the date of any payment to be made by such Issuing Lender under a Letter of Credit, the Borrower agrees to pay to such Issuing Lender an amount equal to any amount paid or to be paid by such Issuing Lender on such date under or in respect of such Letter of Credit and in the currency paid or to be paid by such Issuing Lender. Notwithstanding the foregoing, if, after the issuance of any Letter of Credit denominated in a Foreign Currency, such currency ceases to be an Agreed Currency as provided in the definition of Agreed Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due (either directly by the Borrower or through a deemed borrowing under clause (i) below) in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower take all risks of the imposition of any such currency control or exchange regulations. In the event an Issuing Lender makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower as required herein, such Issuing Lender shall give notice of such payment to the Administrative Agent (which the Administrative Agent will promptly forward to the Lenders). In such event, the Borrower shall be deemed to have requested a Mandatory Revolving Borrowing consisting of (i) for unreimbursed drawings under Letters of Credit denominated in Dollars or in a Foreign Currency which ceased to be an Agreed Currency, Prime Rate Advances, and (ii) for unreimbursed drawings under Letters of Credit denominated in Foreign Currencies, Eurocurrency Rate Advances in such Agreed Currency and in the amount of such unreimbursed amount with an Interest Period of one month; provided that, if the Revolving Commitments have terminated or otherwise expired, such Eurocurrency Rate Advances shall bear interest at the overnight Eurocurrency Rate. The applicable Issuing Lender shall give the Administrative Agent notice of such deemed Borrowing (A) by 12:00 p.m.

(Houston, Texas time) on the date before the proposed Borrowing is to be made in the case of a Prime Rate Advance or Eurocurrency Rate Advances bearing interest at the overnight Eurocurrency Rate and (B) by 12:00 p.m. (Houston, Texas time) on the fourth Business Day before the date of such proposed Borrowing in the case of a Eurocurrency Rate Advance denominated in a Foreign Currency with an Interest Period of one month (which notice the Administrative Agent shall promptly give to each Lender). Each Lender shall, no later than 1:00 p.m. on the Business Day specified in such notice, promptly make such funds available to the applicable Issuing Lender, in the applicable currency and in an amount equal to such Lender’s Pro Rata Share of the unreimbursed amount. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Lenders to record and otherwise treat each payment under a Letter of Credit not immediately reimbursed by the Borrower as a Borrowing comprised of Prime Rate Advances or Eurocurrency Rate Advances, as applicable, to the Borrower. If for any reason such Mandatory Revolving Borrowing cannot be made by any Lender, the request for such Mandatory Revolving Borrowing submitted by the applicable Issuing Lender as set forth herein shall be deemed to be a request by such Issuing Lender that each of the Lenders fund its risk participation in the relevant Letter of Credit and each Lender’s payment to the Administrative Agent for the account of the applicable Issuing Lender pursuant to this clause (d) shall be deemed payment in respect of such participation. If the funds are not made available by a Lender to the applicable Issuing Lender on the required date (either as the making of a Revolving Advance or the funding of its participation interest in such Letters of Credit), such Lender shall pay interest thereon to the applicable Issuing Lender at a rate per annum equal to the applicable Overnight Rate. At any time after any Lender has funded its participation in a Letter of Credit, if the applicable Issuing Lender receives any payment on the applicable Reimbursement Obligation from the Borrower, such Issuing Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participation was funded) in the same funds as those received by such Issuing Lender. All overdue Reimbursement Obligations of the Borrower shall bear interest as set forth in Section 2.6(e).
          (e) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:
     (i) any lack of validity or enforceability of any Letter of Credit Documents;
     (ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;
     (iii) the existence of any claim, set-off, defense or other right which the Borrower or any Lender or any other Person may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Lender or any other Person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;
     (iv) any statement, draft or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent an Issuing Lender would not be liable therefor pursuant to the following paragraph (f);

     (v) payment by an Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;
provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit.
          (f) Liability of Issuing Lenders. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. No Issuing Lender nor any of its officers or directors shall be liable or responsible for, and the Borrower’s obligations hereunder shall not be affected by:
     (i) the use which may be made of any Letter of Credit, any transfer of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;
     (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;
     (iii) payment by any Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit;
     (iv) any adverse change in the relevant exchange rates or in the availability of the relevant Agreed Currency to the Borrower or in the relevant currency markets generally; or
     (v) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING ANY ISSUING LENDER’S OWN NEGLIGENCE),
except that the Borrower shall have a claim against such Issuing Lender, and such Issuing Lender shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Lender’s willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing clause (f), the Issuing Lenders may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and may refuse to accept documents that are not in strict conformity with the terms of the Letter of Credit, and any such acceptance or refusal shall not be deemed to constitute gross negligence or willful misconduct.
          (g) Cash Collateral Account. The Borrower shall, (i) within 10 days prior to the Maturity Date and (ii) at any time, if an Event of Default has occurred and is continuing, on the Business Day the Borrower receives written notice from an Issuing Lender or the Administrative Agent that collateralization is being required pursuant to Section 7.2(b) or Section 7.3(b), either (A) deposit cash in the Cash Collateral Account held by the Administrative Agent in an amount equal to the Letter of Credit Exposure as of such date or (B) cause to be issued an irrevocable standby letter of credit in favor of the applicable Issuing Lender and issued by a bank or other financial institution acceptable to such Issuing Lender and the Administrative Agent to support the full amount of the Letter of Credit Exposure as of such date. With respect to Letters of Credit issued in Foreign Currencies, if the Borrower elects to deposit cash into the Cash Collateral Account pursuant to clause (A) above, then at the election of the Administrative Agent, the Borrower shall be required to either (1) deposit cash with the Administrative Agent in the Designated Currencies for the Letters of Credit or (2) deposit cash with the Administrative Agent in Dollars equal to the Dollar Amount of the Letter of Credit Exposure and, thereafter, deposit additional cash in Dollars at any time and from time to time as may be reasonably requested by the Administrative Agent in order to protect against the results of exchange rate fluctuations.
          (h) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
          (i) Information to Administrative Agent from Issuing Lenders. For purposes of calculating outstandings and Letters of Credit issued under this Agreement (i) on each March 31, June 30, September 30 and December 31, commencing June 30, 2008, and (ii) from time to time as the Administrative Agent may request, each Issuing Lender shall provide the Administrative Agent with a daily log, in form and detail reasonably acceptable to the Administrative Agent, setting forth the Dollar Amount of all outstanding Letters of Credit issued by such Issuing Lender using the Exchange Rate as most recently determined by the Administrative Agent.
     Section 2.14 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of its Advances or its share of Letter of Credit Obligations in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Obligations obtained by all the Lenders, then such Lender shall notify the Administrative Agent and the other Lenders and forthwith purchase from the other Lenders, such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably in accordance with the requirements of this Agreement with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to the purchasing Lender to (ii) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, unless and until rescinded as provided above, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
     Section 2.15 Increase of Commitment.
          (a) At any time prior to the Maturity Date, the Borrower may effectuate no more than two increases in the aggregate Revolving Commitments by an aggregate amount not greater than $1,000,000,000 (any such increase, a “Commitment Increase”), by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) or one or more other banks or other financial institutions (reasonably acceptable to the Administrative Agent, the Issuing Lenders and the Swingline Lenders) that at the time agree, in the case of any such bank or financial institution that is an existing Lender to increase its Revolving Commitment as such Lender shall so select (an “Increasing Lender”) and, in the case of any other such bank or financial institution (an “Additional Lender”), to become a party to this Agreement; provided, however, that (i) the aggregate Revolving Commitments shall not at any time exceed $3,000,000,000 and (ii) the minimum amount of each such Commitment Increase shall not be less than $100,000,000. The sum of the increases in the Revolving Commitments of the Increasing Lenders plus the Revolving Commitments of the Additional Lenders upon giving effect to the Commitment Increase shall not in the aggregate exceed the amount of the Commitment Increase. The Borrower shall provide prompt notice of any proposed Commitment Increase pursuant to this Section 2.15 to the Administrative Agent and the Lenders.
          (b) Any Commitment Increase shall become effective upon (i) the receipt by the Administrative Agent of (A) an agreement in form and substance satisfactory to the Administrative Agent signed by the Borrower, each Increasing Lender and each Additional Lender, setting forth the new Revolving Commitment of each such Lender and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, and (B) such evidence of appropriate authorization on the part of the Borrower with respect to the Commitment Increase and such opinions of counsel for the Borrower with respect to the Commitment Increase as the Administrative Agent may reasonably request, and (ii) receipt by the Administrative Agent of a certificate (the statements contained in which shall be true) of a Responsible Officer of the Borrower stating that both before and after giving effect to such Commitment Increase (A) no Event of Default has occurred and is continuing, and (B) all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects, unless such representation or warranty relates to an earlier date.
          (c) The Borrower shall prepay any Advances outstanding on the effective date of such Commitment Increase to the extent necessary to keep the outstanding Revolving Advances ratable with any revised Pro Rata Share arising from any nonratable increases in the Revolving Commitments under this Section 2.15.
          (d) Notwithstanding any provision contained herein to the contrary, from and after the date of any Commitment Increase, all calculations and payments of interest on the Advances shall take into account the actual Revolving Commitment of each Lender and the principal amount outstanding of each Advance made by such Lender during the relevant period of time.
     Section 2.16 Lender Replacement.
          (a) Right to Replace. The Borrower shall have the right to replace each Lender affected by a condition under Sections 2.2(c)(v), 2.2(c)(viii), 2.9, 2.11 or 2.12 for more than 30 days, each Lender that is a Non-Consenting Lender under Section 2.19 and each Lender that is due interest based on the Mandatory Cost Rate (each such affected Lender, an “Affected Lender”) in accordance with the procedures in this Section 2.16 and provided that no reduction of the total Revolving Commitments occurs as a result thereof.
          (b) First Right of Refusal; Replacement.
     (i) Upon the occurrence of any condition permitting the replacement of a Lender, each Lender which is not an Affected Lender shall have the right, but not the obligation, to elect to increase its respective Revolving Commitment by an amount not to exceed the amount of the Revolving Commitments of the Affected Lenders, which election shall be made by written notice from each such Lender to the Administrative Agent and the Borrower given within 30 days after the date such condition occurs specifying the amount of such proposed increase in such Lender’s Revolving Commitment.

     (ii) If the aggregate amount of the proposed increases in Revolving Commitments of all such Lenders making such an election is in excess of the Revolving Commitments of the Affected Lenders, (A) the Revolving Commitments of the Affected Lenders shall be allocated pro rata among such Lenders based on the respective amounts of the proposed increases to Revolving Commitments elected by each of such Lenders, and (B) the respective commitments of such Lenders shall be increased by the respective amounts as so allocated so that after giving effect to such termination and increases the aggregate amount of the Revolving Commitments of the Lenders will be the same as prior to such termination.
     (iii) If the aggregate amount of the proposed increases to Revolving Commitments of all Lenders making such an election is less than the Revolving Commitments of the Affected Lenders, (A) the respective Revolving Commitments of such Lenders shall be increased by the respective amounts of their proposed increases, and (B) the Borrower shall add additional Lenders which are Eligible Assignees to this Agreement to replace such Affected Lenders, which additional Lenders would have aggregate Revolving Commitments no greater than those of the Affected Lenders minus the amounts thereof assumed by the other Lenders pursuant to such increases.
          (c) Procedure. Any assumptions of Revolving Commitments pursuant to this Section 2.16 shall be made by the purchasing Lender or Eligible Assignee and the selling Lender by entering into an Assignment and Assumption and by following the procedures in Section 9.6 for adding a Lender. In connection with the increase of the Revolving Commitments of any Lender or the introduction of any Eligible Assignee pursuant to the foregoing paragraph (b), each Lender with an increased Revolving Commitment and each new Eligible Assignee shall purchase from the Affected Lenders at par such Lender’s or such new Lender’s ratable share of the outstanding Advances and funded participations of the Affected Lenders and shall be automatically deemed to have assumed such Lender’s or such new Lender’s ratable share of the Affected Lenders’ participations in Letter of Credit Exposure.
     Section 2.17 Currency Fluctuations, Mandatory Prepayments and Deposits in the Cash Collateral Accounts.
          (a) Not later than 1:00 p.m., Houston, Texas time, on each Computation Date, the Administrative Agent shall determine the Exchange Rate as of such Computation Date and give notice thereof to the Borrower, each Lender, Swingline Lender and Issuing Lender. The Exchange Rate so determined shall become effective on the first Business Day after such Computation Date and shall remain effective through the next succeeding Computation Date.
          (b) If, on any Computation Date, the Dollar Amount of the sum of the outstanding principal amount of Revolving Advances plus the outstanding principal amount of Swingline Advances plus the Letter of Credit Exposure exceeds an amount equal to 102% of the aggregate Revolving Commitments then in effect, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders, and the Borrower shall within five (5) Business Days thereafter prepay Advances, or if the Advances have been repaid or prepaid in full, make deposits into the Cash Collateral Account, such that after giving effect to such prepayment of Advances or deposits into the Cash Collateral Account, the Dollar Amount of the sum of the outstanding principal amount of Revolving Advances plus the outstanding principal amount of Swingline Advances plus the Letter of Credit Exposure does not exceed the aggregate Revolving Commitments then in effect.

          (c) If any currency shall cease to be an Agreed Currency as provided in the last sentence of the definition of “Agreed Currency”, then promptly, but in any event within five (5) Business Days of receipt of the notice from the Administrative Agent provided for in such sentence, the Borrower shall repay all Advances funded and denominated in such affected currency or Convert such Advances into Advances in Dollars or another Agreed Currency, subject to the other terms set forth in Article II.
          (d) Each prepayment pursuant to this Section 2.17 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.8 as a result of such prepayment being made on such date.
          (e) Each payment of any Advance pursuant to this Section 2.17 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part and each payment of an Advance shall be made in the Designated Currency in which such Advance was funded.
     Section 2.18 Market Disruption. Notwithstanding the satisfaction of all conditions referred to herein with respect to any proposed Borrowing consisting of Eurocurrency Advances denominated in any Foreign Currencies, if there shall occur on or prior to the date of such Borrowing any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent or the Majority Lenders, make it impracticable for such Borrowing to be denominated in the Agreed Currency designated by the Borrower, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, and such Advances shall not thereafter be denominated and funded in such Agreed Currency but shall, except as otherwise set forth in Article II, be made on such date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Notice of Borrowing, as the case may be, as Prime Rate Advances to the Borrower, unless the Borrower notifies the Administrative Agent at least one Business Day before such date that it elects not to borrow on such date.
     Section 2.19 Extension of Maturity Date.
          (a) Not earlier than 90 days prior to, nor later than 30 days prior to, each anniversary of the Closing Date, the Borrower may, upon notice to the Administrative Agent (which shall promptly notify the Lenders), request a one year extension of the Maturity Date then in effect (the “Present Maturity Date”). This option may be exercised only twice. Within 30 days of delivery of such notice, each Lender shall notify the Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such Lender’s sole and absolute discretion). Any Lender not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Lenders’ responses.
          (b) The Maturity Date shall be extended only if the consenting Lenders (the “Consenting Lenders”) constitute Majority Lenders and only if the Revolving Commitments of the Consenting Lenders are at least equal to the Outstandings, after giving effect to the prepayment of Advances to Non-Consenting Lenders. If so extended, the Maturity Date, as to the Consenting Lenders, shall be extended to the same date in the following year, effective as of the Maturity Date then in effect (such extended Maturity Date being the “Extension Maturity Date”). All non consenting Lenders (“Non-Consenting Lenders”) shall continue to be subject to the Maturity Date in effect prior to the effectiveness of the Extension Maturity Date (such existing Maturity Date being the “Present Maturity Date”). The Administrative Agent and the Borrower shall promptly confirm to the Lenders such extension and the Extension Maturity Date. As a condition precedent to such extension, the Borrower shall pay or prepay all Advances, interest thereon and all other amounts due each Non-Consenting Lender on or before the Present Maturity Date, and shall deliver to the Administrative Agent a certificate of the Borrower (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article IV and the other Credit Documents are true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.19, the representations and warranties contained in Section 4.6 shall be deemed to refer to the most recent statements furnished pursuant to subsection (b) of Section 5.6, and (B) no Default exists. If the Maturity Date has been extended, each Consenting Lender shall automatically be deemed to have purchased participations in each Letter of Credit, the related Letter of Credit Exposure, and each Swingline Advance equal to such Consenting Lender’s Pro Rata Share thereof after giving effect to the departure of the Non-Consenting Lenders and the elimination of their Revolving Commitments.
          (c) This Section shall supersede any provisions in Section 2.14 or 9.1 to the contrary.
          (d) The Borrower shall prepay any Advances outstanding on the Present Maturity Date (and pay any additional amounts required pursuant to Section 2.8) or borrow additional amounts to the extent necessary to keep outstanding Revolving Advances ratable with any revised and new Revolving Commitment of all Consenting Lenders effective as of the Present Maturity Date.
ARTICLE III
CONDITIONS OF LENDING
     Section 3.1 Conditions Precedent to Initial Borrowings and the Initial Letter of Credit. The obligations of each Lender to make the initial Advance and of any Issuing Lender to issue an initial Letter of Credit, including the deemed issuance of the Existing Letters of Credit, shall be subject to the conditions precedent that:
          (a) Documentation. The Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent, and in sufficient copies for each Lender:
     (i) this Agreement;
     (ii) the Notes (to the extent requested by any Lender under Section 2.2(g));
     (iii) a certificate from a Responsible Officer of the Borrower dated as of the Closing Date stating that as of the Closing Date (A) all representations and warranties of the Borrower set forth in this Agreement and the Credit Documents to which it is a party are true and correct in all material respects; (B) no Default or Event of Default has occurred and is continuing; and (C) the conditions in this Section 3.1 have been met;
     (iv) a certificate of the Secretary or an Assistant Secretary of the Borrower dated as of the date of this Agreement certifying as of the date of this Agreement (A) copies of the articles or certificate of incorporation and bylaws or other organizational documents of the Borrower, together with all amendments thereto, (B) resolutions of the Board of Directors of such Person with respect to the transactions herein contemplated, and (C) the names and true signatures of officers of the Borrower authorized to sign the Credit Documents to which the Borrower is a party (including Notices of Borrowing and requests for Letters of Credit).

     (v) certificate of good standing and existence for the Borrower certified by the appropriate governmental officer in its jurisdiction of formation;
     (vi) a favorable opinion of each of (A) Haynes and Boone, LLP, counsel to the Borrower, and (B) Dwight Rettig, general counsel of the Borrower, each dated as of the Closing Date and in form and substance satisfactory to the Administrative Agent; and
     (vii) such other documents, governmental certificates, and agreements as the Administrative Agent may reasonably request.
          (b) Representations and Warranties. The representations and warranties contained in this Agreement and each other Credit Document shall be true and correct in all material respects.
          (c) Fees. (i) All fees, costs, and expenses of Wells Fargo and its affiliates for which invoices have been presented (including legal fees and expenses of counsel to the Administrative Agent) to be paid on the Closing Date shall have been paid. (ii) The Borrower shall have paid to Wells Fargo the fees agreed to pursuant to the terms of the Agent’s Fee Letter.
          (d) Termination of Existing Credit Agreements. The Administrative Agent shall have received sufficient evidence indicating that contemporaneously with the execution and closing of this Agreement all obligations of the Borrower to the lenders and agents under the Existing Credit Agreements shall have been paid in full (other than with respect to the letters of credit issued thereunder which, on the Closing Date, will constitute Letters of Credit issued hereunder) and the Existing Credit Agreements shall be terminated (excluding any obligations which expressly survive the repayment of the amounts owing under the Existing Credit Agreements).
          (e) 364-Day Credit Agreement; Consummation of the Merger. The Administrative Agent shall have received sufficient evidence indicating that contemporaneously with the closing of this Agreement and the funding of the initial Advances, or if earlier, the issuance of Letters of Credit or deemed issuance of Existing Letters of Credit hereunder (i) the 364-Day Credit Agreement shall have been executed and entered into by the parties thereto and all conditions precedent to the making of advances thereunder have been met (other than the closing of this Agreement), and (ii) all actions necessary to consummate the Merger shall have been taken in accordance with Legal Requirements and in accordance with the terms of the Merger Documents, without amendment or waiver of any material provision thereof from the forms of such documents provided to and reviewed by the Administrative Agent (except as consented to by the Administrative Agent which consent shall not be unreasonably withheld or delayed) and all applicable waiting periods have expired.
          (f) Termination of Bridge Facilities. The Administrative Agent shall have received sufficient evidence indicating that contemporaneously with the execution and closing of this Agreement all bridge credit facilities or other financial accommodations made or agreed to be made by Wells Fargo Bank, N.A. as a lender or administrative agent and related to the Merger (but not including under this Agreement) shall have been terminated.
     Section 3.2 Conditions Precedent for each Borrowing or Letter of Credit. The obligation of each Lender to fund an Advance on the occasion of each Borrowing (other than the Conversion or continuation of any existing Borrowing and other than a Mandatory Revolving Borrowing) and of each Issuing Lender to issue or increase or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the issuance or increase or extension of such Letter of Credit the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance or increase or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or the issuance or increase or extension of such Letter of Credit such statements are true):
          (a) the representations and warranties contained in this Agreement (other than the representation and warranty made under Section 4.15(b)) and each of the other Credit Documents are true and correct in all material respects on and as of the date of such Borrowing or the issuance or increase or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance or increase or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date; and
          (b) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom.
     Section 3.3 Additional Condition Precedent for Initial Borrowing through Authorized Agents. The obligation of the Lenders (or the Issuing Lenders, as the case may be) to provide the first Borrowing, Conversion or continuation of an existing Borrowing, or issuance, increase or extension of a Letter of Credit that is requested by the Borrower through an Authorized Agent (“First Authorized Agent Request”), shall be subject to the further condition precedent that on or prior to the date of the First Authorized Agent Request, the Administrative Agent shall have received from the Borrower (and the applicable Issuing Lender and applicable Swingline Lender shall have received from the Administrative Agent) a secretary’s certificate (a) confirming that the resolutions of the Board of Directors of the Borrower delivered in satisfaction of Section 3.1(a)(iv) are still in full force and effect, and have not been amended or revised, (b) attaching a true and correct copy of the instrument or agreement whereby such officer, or if appropriate, the director of the applicable Subsidiary of the Borrower was appointed by a Responsible Officer of the Borrower as an “Authorized Agent” and verifying the incumbency of such Responsible Officer, and (c) attaching a true and correct copy of an officer’s, or if appropriate, a director’s certificate of the relevant Subsidiary attesting to the incumbency of the Person so designated as the Authorized Agent (which shall include a specimen signature of such Person and show that such Person holds one of the offices specified in the Board Resolutions of the Borrower confirmed in clause (a).)
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants as follows:
     Section 4.1 Corporate Existence; Subsidiaries. Each of the Borrower and its Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be qualified or to be in good standing could reasonably be expected to have a Material Adverse Effect. As of December 31, 2007 and after giving pro forma effect to the Merger, the Borrower has no Subsidiaries other than (a) the Subsidiaries of Grant Prideco, Inc. listed in an exhibit to the Form 10-K filed by Grant Prideco, Inc on February 29, 2008 with the SEC for the fiscal year ended December 31, 2007 and (b) the Subsidiaries of the Borrower listed in an exhibit to the Form 10-K filed by the Borrower on February 29, 2008 with the SEC for the fiscal year ended December 31, 2007.

     Section 4.2 Authorization and Validity. The execution, delivery, and performance by the Borrower of the Credit Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within the Borrower’s power and authority, and (b) have been duly authorized by all necessary corporate action.
     Section 4.3 Corporate Power. The execution, delivery, and performance by the Borrower of the Credit Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) do not contravene (i) the Borrower’s articles or certificate of incorporation, bylaws or other organizational documents or (ii) any Legal Requirement or any contractual restriction binding on or affecting the Borrower or its Property, the contravention of which could reasonably be expected to have a Material Adverse Effect, and (b) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Borrowing and each issuance, extension or amendment of a Letter of Credit, such Borrowing (including any requested by an Authorized Agent on behalf of the Borrower) and such issuance, extension or amendment of a Letter of Credit and the use of the proceeds thereof will be within the Borrower’s corporate powers, will have been duly authorized by all necessary corporate action, (A) will not contravene (1) the Borrower’s certificate or articles of incorporation or bylaws or (2) any Legal Requirement or contractual restriction binding on or affecting the Borrower, the contravention of which could reasonably be expected to have a Material Adverse Effect, and (B) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.
     Section 4.4 Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of the Credit Documents to which it is a party or the consummation of the transactions contemplated thereby. At the time of each Borrowing and each issuance, extension or amendment of a Letter of Credit, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing, such issuance, extension or amendment of a Letter of Credit or the use of the proceeds thereof.
     Section 4.5 Enforceable Obligations. This Agreement, the Notes, and the other Credit Documents to which the Borrower is a party have been duly executed and delivered by the Borrower. Each Credit Document is the legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity (whether considered in proceeding at law or in equity).
     Section 4.6 Financial Statements. The audited Consolidated balance sheet and related Consolidated statements of operations, shareholders’ equity and cash flows, of the Borrower and its consolidated Subsidiaries set forth in the Form 10-K filed by the Borrower on February 29, 2008 with the SEC for the fiscal year ended December 31, 2007, fairly present in all material respects the Consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date and the results of the operations of the Borrower and its consolidated Subsidiaries for the year ended on such date, and such balance sheet and statements were prepared in accordance with GAAP. The audited Consolidated balance sheet and related Consolidated statements of operations, shareholders’ equity and cash flows of Grant Prideco, Inc. and its consolidated Subsidiaries set forth in the Form 10-K filed by Grant Prideco, Inc. on February 29, 2008 with the SEC for the fiscal year ended December 31, 2007, fairly present in all material respects the Consolidated financial condition of Grant Prideco, Inc. and its consolidated Subsidiaries as at such date and the results of the operations of Grant Prideco, Inc. and its consolidated Subsidiaries for the year ended on such date, and such balance sheet and statements were prepared in accordance with GAAP.

     Section 4.7 True and Complete Disclosure. No information, exhibit, report, representation, warranty, or other statement furnished or made by the Borrower or any Subsidiary (or on behalf of the Borrower or any Subsidiary) to the Administrative Agent or any Lender in connection with the negotiation of, or compliance with, this Agreement or any other Credit Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein not misleading in any material respect in light of the circumstances in which they were made as of the date of this Agreement. All projections, estimates, and pro forma financial information furnished by the Borrower or on behalf of the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.
     Section 4.8 Litigation. There is no pending or, to the knowledge of any of their executive officers, threatened, litigation, arbitration, governmental investigation, inquiry, action or proceeding affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator, which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Credit Document.
     Section 4.9 Use of Proceeds.
          (a) Advances and Letters of Credit. The proceeds of the Advances and the Letters of Credit will be used by the Borrower (i) to fund the consideration for the Merger, (ii) refinance existing Indebtedness, (iii) for working capital and general corporate purposes of the Borrower and its Subsidiaries, and (iv) to support commercial paper issued by the Borrower.
          (b) Regulations. Neither the Borrower nor any of its Subsidiaries has taken any action that could result in a violation by the Administrative Agent, any Issuing Lender, any Swingline Lender or any Lender in connection with or relating to this Agreement or any other Credit Document and the advances and other transactions contemplated hereby and thereby, of Regulations T, U, or X of the Federal Reserve Board, as the same is in effect from time to time, and all official rulings and interpretations thereunder or thereof . The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 6.1 or Section 6.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 7.1(d) will be margin stock.
     Section 4.10 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 4.11 Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Borrower, its Subsidiaries or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed, except (a) where contested in good faith and by appropriate proceedings or (b) where the non-filing thereof could not reasonably be expected to result in a Material Adverse Effect. All taxes and other impositions due and payable by the Tax Group have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except (i) where contested in good faith and by appropriate proceedings and as to which adequate reserves have been established or (ii) where the non-payment thereof could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions.
     Section 4.12 Pension Plans. No Termination Event or Reportable Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(g) or that could reasonably be expected to result in a Material Adverse Effect, and, except for matters that could not reasonably be expected to result in a Material Adverse Effect, each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code except for the occurrence of such funding deficiency or the imposition of such taxes that could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability that could reasonably be expected to result in a Material Adverse Effect or an Event of Default under Section 7.1(g). Except for matters that could not reasonably result in a Material Adverse Effect, as of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any Subsidiary of the Borrower has received notice that any Multiemployer Plan is insolvent or in reorganization.
     Section 4.13 Condition of Property; Casualties. The Borrower and its Subsidiaries will have good title, free of all Liens other than Permitted Liens, to all of material Property and assets reflected in the Borrower’s recent Consolidated financial statements provided to Administrative Agent and the Lenders as owned by the Borrower and its Subsidiaries. All Properties used or to be used in the continuing operations of the Borrower and each of its Subsidiaries, are and will continue to be in good repair, working order and condition, normal wear and tear excepted except to the extent that could not reasonably be expected to result in a Material Adverse Effect. Since December 31, 2007, neither the business nor the Properties of the Borrower and its Subsidiaries, taken as a whole, has been affected so to have a Material Adverse Effect, as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.
     Section 4.14 Insurance. The Borrower and each of its Subsidiaries carry insurance with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or, self-insure to the extent that is customary for Persons of similar size engaged in similar businesses.
     Section 4.15 No Defaults; No Material Adverse Effect.
          (a) No Default or Event of Default has occurred and is continuing.
          (b) No Material Adverse Effect has occurred since December 31, 2007.
     Section 4.16 Permits, Licenses, etc. The Borrower and its Subsidiaries possess all certificates of public convenience, authorizations, permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are material to the conduct of its business except where the failure to so possess could not reasonably be expected to result in a Material Adverse Effect.

     Section 4.17 Compliance with Laws. The Borrower and its Subsidiaries have complied with all applicable Legal Requirements having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply which could not reasonably be expected to have a Material Adverse Effect.
ARTICLE V
AFFIRMATIVE COVENANTS
     So long as any Obligation shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Revolving Commitment hereunder, the Borrower agrees, unless the Majority Lenders shall otherwise consent in writing, to comply with the following covenants.
     Section 5.1 Compliance with Laws, Etc. The Borrower will, and will cause each of its Subsidiaries to, comply in all respects with all Legal Requirements to which it or its Properties may be subject except for any failure to comply which could not reasonably be expected to have a Material Adverse Effect.
     Section 5.2 Insurance. The Borrower will, and will cause each of its material Subsidiaries to, maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates, provided that the Borrower or such Subsidiary may self-insure to the extent and in the manner normal for similarly situated companies of like size, type and financial condition that are part of a group of companies under common control. Upon the written request of Administrative Agent, the Borrower shall deliver certificates evidencing such insurance and copies of the underlying policies to the Administrative Agent and any Lender as they are available.
     Section 5.3 Preservation of Existence, Etc. The Borrower will, and will cause each of its Subsidiaries to, preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, and, in each case, where failure to qualify or preserve and maintain its existence, rights, franchises or privileges could reasonably be expected to have a Material Adverse Effect; provided, however, that nothing contained in this Section 5.3 shall prevent any transaction permitted by Section 6.5.
     Section 5.4 Payment of Taxes, Etc. The Borrower will, and will cause each of its Subsidiaries to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by applicable Legal Requirements and pay when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits or Property prior to the date on which penalties attach thereto, and (b) all lawful claims which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to file any such tax returns or pay or discharge any such tax, assessment, charge, levy, or claim (i) which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been established, or (ii) the non-payment of which could not reasonably be expected to result in a Material Adverse Effect.

     Section 5.5 Visitation Rights. The Borrower will, and will cause its material Subsidiaries to, permit the Administrative Agent or any of its agents or representatives thereof, and at any time that an Event of Default exists, any Lender or any of its agents or representatives thereof, to inspect any of the Property, books and financial records of the Borrower and each material Subsidiary, to examine and make copies of and abstracts from the records and books of account of the Borrower and each material Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each material Subsidiary with, and to be advised as to the same by, any of their respective officers or directors upon reasonable prior written notice and at such reasonable times and intervals as may be mutually agreed upon by the Administrative Agent or such Lender, as applicable, and the Borrower.
     Section 5.6 Reporting Requirements. The Borrower will furnish to the Administrative Agent:
          (a) Quarterly Financials. As soon as available and in any event not later than 5 Business Days after the Form 10-Q of the Borrower is required to be filed with the SEC (or if no such requirement exists, then no later than 45 days after each fiscal quarter end), (i) to the extent not otherwise provided in the Form 10-Q for such fiscal quarter end, the unaudited Consolidated balance sheets of Borrower as of the end of such quarter and the related unaudited statements of income, shareholders’ equity and cash flows of the Borrower for the period commencing at the end of the previous year and ending with the end of such quarter, and the corresponding figures as at the end of, and for, the corresponding period in the preceding fiscal year, all in reasonable detail and duly certified with respect to such statements (subject to year-end audit adjustments) by a senior financial officer of the Borrower as having been prepared in accordance with GAAP, (ii) the Form 10-Q filed with the SEC for such fiscal quarter end, and (iii) a Compliance Certificate duly executed by a Responsible Officer;
          (b) Annual Financials. As soon as available and in any event not later than 5 Business Days after the Form 10-K of the Borrower is required to be filed with the SEC (or if no such requirement exists, then no later than 90 days after each fiscal year end), (i) to the extent not otherwise provided in the Form 10-K for such fiscal year end, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Borrower’s independent certified public accountants) audit report and opinion for such year for the Borrower, including therein audited Consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related Consolidated statements of income, shareholders’ equity and cash flows of the Borrower for such fiscal year, and the corresponding figures as at the end of, and for, the preceding fiscal year, and, in the case of such Consolidated financial statements certified by independent certified public accountants of recognized standing acceptable to the Administrative Agent and including any management letters delivered by such accountants to the Borrower in connection with such audit, (ii) the Form 10-K filed with the SEC for such fiscal year end, and (iii) a Compliance Certificate duly executed by a Responsible Officer;
          (c) Securities Law Filings. Promptly after the sending or filing thereof, copies of all proxy material, reports and other information which the Borrower or any of its Subsidiaries sends to or files with the SEC or sends to any shareholder of the Borrower or of any of its Subsidiaries;
          (d) Defaults. Promptly after the occurrence of each Default known to a Responsible Officer of the Borrower or any of its material Subsidiaries, a statement of a Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto;

          (e) ERISA Notices. Except as to any matter which could not reasonably be expected to have a Material Adverse Effect, promptly (i) after the Borrower or any of its Subsidiaries knows or has reason to know that any Termination Event or Reportable Event has occurred, (ii) after receipt thereof by the Borrower or any of its Subsidiaries from the PBGC, copies of each notice received by the Borrower or any such Subsidiary of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan; and (iii) after receipt thereof by the Borrower or any of its Subsidiaries from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any of its Subsidiaries concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;
          (f) Environmental Notices. Promptly upon the knowledge of any Responsible Officer of the Borrower of receipt thereof by the Borrower or any of its Subsidiaries, a copy of any form of notice, summons or citation received from the United States Environmental Protection Agency, or any other Governmental Authority directly engaged in protection of the environment or in overseeing compliance with Environmental Laws, concerning (i) material violations or alleged violations of Environmental Laws, which seeks to impose liability therefor and which, based upon information reasonably available to the Borrower at the time or after such violation, could reasonably be expected to have a Material Adverse Effect, (ii) any action or omission on the part of the Borrower or any of its present or former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which, based upon information reasonably available to the Borrower at the time of such receipt, could reasonably be expected to have a Material Adverse Effect, (iii) any notice of potential responsibility under any Environmental Law which could reasonably be expected to have a Material Adverse Effect, or (iv) the filing of a Lien other than a Permitted Lien upon, against or in connection with the Borrower, its present or former Subsidiaries, or any of their leased or owned Property, wherever located;
          (g) Other Governmental Notices or Actions. Promptly after receipt thereof by the Borrower or any of its Subsidiaries, and the knowledge of such receipt by a Responsible Officer of the Borrower or any inside counsel of the Borrower, a copy of any written notice, summons, citation, or proceeding from any Governmental Authority which could reasonably be expected to have a Material Adverse Effect;
          (h) Material Litigation. Promptly after any Responsible Officer of the Borrower or any of its Subsidiaries having knowledge thereof, notice of (A) any pending or threatened litigation, claim or any other action asserting any claim or claims against the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, (B) the occurrence of any mandatory prepayment event, default or event of default under the Senior Note Documents, and (C) any litigation or governmental proceeding of the type described in Section 4.8;
          (i) Material Changes. Prompt written notice of any condition or event of which the Borrower or any Subsidiary has knowledge, which condition or event has resulted or may reasonably be expected to have resulted in a Material Adverse Effect; and
          (j) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower, or any of its Subsidiaries, as any Lender through the Administrative Agent may from time to time reasonably request.
     Section 5.7 Maintenance of Property. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times except to the extent that the non-maintenance, non-preservation or non-protection of such Property in such condition could not reasonably be expected to result in a Material Adverse Effect.

     Section 5.8 Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances for the purposes set forth under Section 4.9. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances or the Letters of Credit to purchase or carry any “margin stock” (as defined in Regulation U) in violation of Regulations T, U or X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     Section 5.9 Pari Passu. The Obligations under this Agreement and the other Credit Documents of the Borrower shall rank at least pari passu with and be equally and ratably secured as the Senior Notes and all other senior unsecured Indebtedness of the Borrower.
ARTICLE VI
NEGATIVE COVENANTS
     So long as any Obligation shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Revolving Commitment, the Borrower agrees, unless the Majority Lenders otherwise consent in writing, to comply with the following covenants.
     Section 6.1 Liens, Etc. The Borrower will not, or permit any of its Subsidiaries to, create, assume, incur, or suffer to exist, any Lien of any kind on or in respect of any Property of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, except for the following (“Permitted Liens”):
          (a) Liens securing the Obligations arising under this Agreement;
          (b) Liens securing other Indebtedness; provided that, the aggregate principal amount of such Indebtedness at any time does not exceed 15% of the Borrower’s Consolidated Net Worth;
          (c) Liens arising in the ordinary course of business by operation of law in connection with workers’ compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges; provided, that in each case the obligation secured is not Indebtedness and is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor
          (d) good faith deposits, pledges or other Liens in connection with (or to obtain or support letters of credit in connection with) bids, performance bonds, contracts or leases to which the Borrower or its Subsidiaries are a party in the ordinary course of business; provided, that in each case the obligation secured is not Indebtedness and is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;
          (e) mechanics’, workmen, materialmen, landlords’, carriers’ or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) provided, that in each case the obligation secured is not Indebtedness and is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;
          (f) Inchoate Liens under ERISA and liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

          (g) Liens arising out of judgments or awards against the Borrower or any of its Subsidiaries, or in connection with surety or appeal bonds or the like in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or for which the Borrower or such Subsidiary shall be prosecuting on appeal or proceeding for review, and for which it shall have obtained a stay of execution or the like pending such appeal or proceeding for review, and which would not constitute an Event of Default;
          (h) rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of a Person;
          (i) rights reserved to or vested in any municipality or governmental, statutory or public authority to control, regulate or use any property of a Person;
          (j) rights of a common owner of any interest in property held by a Person and such common owner as tenants in common or through other common ownership;
          (k) encumbrances, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property or rights-of-way of a Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines, removal of gas, oil, coal, metals, steam, minerals, timber or other natural resources, and other like purposes, or for the joint or common use of real property, rights-of-way, facilities or equipment, or defects, irregularity and deficiencies in title of any property or rights-of-way; provided, that in each case the obligation secured is not Indebtedness and is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefore;
          (l) zoning, planning and Environmental Laws and ordinances and municipal regulations;
          (m) financing statements filed by lessors of property (but only with respect to the property so leased) and Liens under any conditional sale or title retention agreements entered into in the ordinary course of business; provided, that in each case the obligation secured is not Indebtedness, and
          (n) rights of lessees of equipment owned by the Borrower or any of its Subsidiaries.
     Section 6.2 Indebtedness.
          (a) The Borrower will not, and will not permit any of its Subsidiaries to, incur or permit to exist any Indebtedness, unless the Borrower shall be in compliance, on a pro forma basis after giving effect to such transactions, with the covenants contained in this Article VI recomputed as of the last day of the most recently ended fiscal quarter of the Borrower as if the transaction in question had occurred on the first day of each relevant period for testing such compliance.
          (b) Notwithstanding Section 6.2(a), the aggregate principal amount of all Indebtedness of Subsidiaries of the Borrower (other than such Indebtedness owing to the Borrower or to a Subsidiary of the Borrower) shall not exceed 15% of the Borrower’s Consolidated Net Worth at any time.
     Section 6.3 Senior Notes. The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the Senior Note Documents other than any such amendment, supplement, change or modification that could not reasonably be expected to be materially adverse to the

Lenders and with respect to which the Borrower has provided to the Administrative Agent and the Lenders a copy of the amendment promptly after the effective date or the date such amendment is executed, if later.
     Section 6.4 Limitation on Certain Restrictions. The Borrower will not, nor will it permit any of its material Subsidiaries to, directly or indirectly, create or otherwise permit to exist or become effective any restriction on the ability of any of their Subsidiaries to (i) pay dividends or make any other distributions on its capital stock, or any other interest or participation in its profits, owned by the Borrower or pay any Indebtedness owed to the Borrower, or (ii) make loans or advances to the Borrower or any of its Subsidiaries, except in either case for restrictions existing under or by reason of any applicable Legal Requirement, this Agreement and the other Credit Documents or in the Senior Note Documents and except for any restrictions existing in connection with any Subsidiary acquired by the Borrower after the Closing Date which imposition applies solely on such Subsidiary and its Subsidiaries, in which case the Borrower shall either promptly cause the removal or release of any such restrictions or not advance the proceeds of any Borrowing to such Subsidiary even if otherwise permitted by this Agreement. The Borrower and its Subsidiaries shall not enter into any agreement other than this Agreement, the Credit Documents and the Senior Note Documents prohibiting the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired (except in connection with any Permitted Liens provided that restriction is limited to the property already subject to the Lien), or prohibiting or restricting the ability of the Borrower to amend or otherwise modify this Agreement or any Credit Document.
     Section 6.5 Merger, Consolidation or Acquisition; Asset Sales.
          (a) The Borrower will not, and will not permit any Subsidiary of the Borrower to, enter into any Acquisition unless (i) on a pro forma basis, the Borrower is in compliance with Section 6.9 after giving effect to such Acquisition; and (ii) no Default or Event of Default shall have occurred and be continuing before and after giving effect to such Acquisition.
          (b) The Borrower will not, and will not permit any Subsidiary of the Borrower to, directly or indirectly, merge or consolidate with any Person (as a result of an Acquisition or otherwise) unless (i) if the Borrower is being merged or consolidated, the Borrower is the surviving entity, (ii) on a pro forma basis, the Borrower is in compliance with Sections 6.9 after giving effect to such merger or consolidation; and (iii) no Default or Event of Event shall have occurred and be continuing before and after giving effect to such merger or consolidation.
          (c) The Borrower and its Subsidiaries, taken as a whole, shall not sell, transfer or otherwise dispose of (in one transaction or a series of transactions) all or substantially all of the Borrower’s and its Subsidiaries’ assets (determined on a Consolidated basis).
     Section 6.6 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, make any Restricted Payment, except that (a) a Subsidiary of the Borrower may make a Restricted Payment to the Borrower or to another Subsidiary of the Borrower, (b) a Subsidiary of the Borrower may redeem any of its stock held by the Borrower or any Subsidiary of the Borrower, and (c) the Borrower and its Subsidiaries may make any other Restricted Payment if no Default has occurred and is continuing or would result therefrom.
     Section 6.7 Affiliate Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service)

with any of their Affiliates unless such transaction or series of transactions is on terms no less favorable to the Borrower or the Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate; provided that, the Borrower and any of its Subsidiaries may guaranty or otherwise assume obligations of an Affiliate to the extent permitted under Section 6.2 hereof.
     Section 6.8 Other Businesses. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any line of business other than the business in which the Borrower and its Subsidiaries, taken as a whole, is presently engaged or other businesses reasonably related thereto.
     Section 6.9 Maximum Leverage Ratio. The Borrower will not permit its Leverage Ratio to be greater than 0.50 to 1.0 at the end of any fiscal quarter.
ARTICLE VII
REMEDIES
     Section 7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Credit Document:
          (a) Payment. The Borrower shall fail to pay any principal of any Advance or any Reimbursement Obligation when the same becomes due and payable as set forth in this Agreement, or any interest on any Note or any fee or other amount payable hereunder or under any other Credit Document within five Business Days after the same becomes due and payable;
          (b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower in this Agreement or in any other Credit Document, or (ii) by the Borrower (or any of its officers) in connection with this Agreement or any other Credit Document, shall prove to have been incorrect in any material respect when made or deemed to be made;
          (c) Covenant Breaches. (i) The Borrower shall fail to perform or observe any covenant contained in Sections 5.3 or 5.6, or Article VI of this Agreement, or (ii) the Borrower shall fail to perform or observe any term or covenant set forth in any Credit Document which is not covered by clause (i) above or any other provision of this Section 7.1 if such failure shall remain unremedied for 30 days after the earlier of the date written notice of such default shall have been given to the Borrower by the Administrative Agent or any Lender or the date a Responsible Officer of the Borrower has actual knowledge of such default;
          (d) Cross-Defaults. (i) The Borrower or any its Subsidiaries shall fail to pay any principal of or premium or interest on its Indebtedness which is outstanding in a principal amount of at least $125,000,000 individually or when aggregated with all such Indebtedness of the Borrower or its Subsidiaries so in default (but excluding the Obligations) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Indebtedness which is outstanding in a principal amount of at least $125,000,000 individually or when aggregated with all such Indebtedness of the Borrower and its Subsidiaries so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; (iii) any “Event of Default” under the 364-Day Credit Agreement shall have occurred; or (iv) any Indebtedness referred to in clause (i), (ii) or (iii) above shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that, for purposes of this subsection 7.1(d), the “principal amount” of the obligations in respect of any Financial Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Financial Contract were terminated at such time;
          (e) Insolvency. The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Legal Requirements relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower or any such Subsidiary, either such proceeding shall remain undismissed for a period of 30 days or any of the actions sought in such proceeding shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);
          (f) Judgments. Any one or more judgments or orders for the payment of money in excess of $125,000,000 in the aggregate (reduced for purposes of this paragraph for the amount in respect of any such judgment or order that a reputable and creditworthy insurer has acknowledged being payable under any valid and enforceable insurance policy) shall be rendered against the Borrower or any of its Subsidiaries which, within 30 days from the date any such judgment is entered, shall not have been discharged or execution thereof stayed pending appeal;
          (g) ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 1106 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, unless such Reportable Event, proceedings or appointment are being contested by the Borrower in good faith and by appropriate proceedings, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any member of the Controlled Group shall incur any liability in connection with a withdrawal from a Multiemployer Plan or the insolvency (within the meaning of Section 4245 of ERISA) or reorganization (within the meaning of Section 4241 of ERISA) of a Multiemployer Plan, unless such liability is being contested by the Borrower in good faith and by appropriate proceedings, or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Borrower to any tax, penalty or other liabilities in the aggregate exceeding $125,000,000; and
          (h) Change of Control. Any Change in Control shall occur.
     Section 7.2 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.1) shall have occurred and be continuing, then, and in any such event,
          (a) the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances and the obligation of each Issuing Lender to issue, increase, or extend Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare all Obligations, including all interest, Letter of Credit Obligations, and all other amounts payable under this Agreement, to be forthwith due and payable, whereupon all such Obligations shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower, and
          (b) the Borrower shall, on demand of by the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account held with the Administrative Agent an amount of cash equal to the Letter of Credit Exposure, without presentment, demand, protest or further notice of any kind (including any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower.
     Section 7.3 Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.1 shall occur,
          (a) the obligation of each Lender to make Advances and the obligation of each Issuing Lender to issue, increase, or extend Letters of Credit shall immediately and automatically be terminated and all Obligations, including all interest, Letter of Credit Obligations, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower; and
          (b) to the extent permitted by law or court order, the Borrower shall deposit with the Administrative Agent into the Cash Collateral Account held by the Administrative Agent an amount of cash equal to the Letter of Credit Exposure, without presentment, demand, protest or further notice of any kind (including any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower.
     Section 7.4 Cash Collateral Account.
          (a) Pledge. The Borrower hereby pledges, and grants to the Administrative Agent for the benefit of the Lenders, a security interest in all funds held in the Cash Collateral Account held by the Administrative Agent from time to time and all proceeds thereof, as security for the payment of the Obligations, including all Letter of Credit Obligations owing to any Issuing Lender or any other Lender due and to become due from the Borrower to any Issuing Lender or any other Lender under this Agreement in connection with the Letters of Credit.
          (b) Application against Letter of Credit Obligations. The Administrative Agent may, at any time or from time to time apply funds then held in the Cash Collateral Account to the payment of any Letter of Credit Obligations owing to the Issuing Lenders on a pro rata basis, as shall have become or shall become due and payable by the Borrower to such Issuing Lenders under this Agreement in connection with the Letters of Credit.
          (c) Duty of Care. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

     Section 7.5 Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent or the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.
     Section 7.6 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent, if any, specified by Section 7.2 to authorize the Administrative Agent to declare the Obligations due and payable pursuant to the provisions of Section 7.2 or the automatic acceleration of the Obligations pursuant to Section 7.3, each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Note held by such Lender or such Affiliate, and the other Credit Documents, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement, such Note, or such other Credit Documents, and although such obligations may be unmatured. Each Lender, for itself and on behalf of its Affiliates, agrees to promptly notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender or such Affiliate, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and each Affiliate of a Lender under this Section are in addition to any other rights and remedies (including other rights of set-off) which such Lender and such Affiliate may have.
     Section 7.7 Currency Conversion After Maturity. At any time following the occurrence of an Event of Default and the acceleration of the maturity of the Obligations owed to the Lenders hereunder, the Lenders shall be entitled to convert, with two (2) Business Days’ prior notice to the Borrower, any and all or any part of the then unpaid and outstanding Advances denominated in a Foreign Currency into Advances denominated in Dollars. Any such conversion shall be calculated so that the principal amount of the resulting Advances shall be the Dollar Amount of the principal amount of the Advance being converted on the date of conversion. Any accrued and unpaid interest denominated in such Foreign Currency at the time of any such conversion shall be similarly converted to Dollars, and such converted Advances and accrued and unpaid interest thereon shall thereafter bear interest in accordance with the terms hereof.
ARTICLE VIII
AGENCY AND ISSUING LENDER PROVISIONS
     Section 8.1 Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Credit Document (including enforcement or collection of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders or all Lenders, and such instructions shall be binding upon all Lenders and all holders of the Obligations; provided, however, that Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, any other Credit Document, or applicable Legal Requirements.
     Section 8.2 Administrative Agent’s Reliance, Etc. Neither Administrative Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken (INCLUDING THE ADMINISTRATIVE AGENT’S OWN NEGLIGENCE) by it or them under or in connection with this Agreement or the other Credit Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document on the part of the Borrower or its Subsidiaries or to inspect the property (including the books and records) of the Borrower or its Subsidiaries; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Document; and (f) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.
     Section 8.3 The Administrative Agent and its Affiliates. With respect to its Revolving Commitments, the Advances made by it and the Letters of Credit issued by it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an agent hereunder. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. Administrative Agent and its respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries, and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if the Administrative Agent were not an agent hereunder and without any duty to account therefor to the Lenders.
     Section 8.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender and based on the financial statements referred to in Section 4.6 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
     Section 8.5 Indemnification. The Lenders severally agree to indemnify the Administrative Agent, each Arranger and each Issuing Lender (to the extent not reimbursed by the Borrower), according to their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including legal fees) which may be imposed on, incurred by, or asserted against the Administrative Agent, such Arranger or such Issuing Lender in any way relating to or arising out of this Agreement or any other Credit Document or any action taken or omitted by the Administrative Agent, such Arranger or such Issuing Lender under this Agreement or any other Credit Document (INCLUDING THE ADMINISTRATIVE AGENT’S, THE ARRANGER’S OR SUCH ISSUING LENDER’S OWN NEGLIGENCE), provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements found by a final judgment by a court of competent jurisdiction to have resulted from the Administrative Agent’s, such Arranger’s or such Issuing Lender’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to (a) reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, modification or amendment of this Agreement or any other Credit Document, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower and (b) reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Document, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower. All obligations of the Lenders provided in this Section 8.5 shall survive any termination of this Agreement and repayment in full of the Obligations.
     Section 8.6 Successor Administrative Agent and Issuing Lenders. Administrative Agent and any Issuing Lender may resign at any time by giving written notice thereof to the Lenders and the Borrower. The Administrative Agent and any Issuing Lender may be removed at any time with or without cause by the Majority Lenders upon receipt of written notice from such Majority Lenders to such effect. Any Issuing Lender designated in writing by the Borrower as provided in the definition of “Issuing Lender” may be removed at any time with or without cause by the Borrower. Upon receipt of notice of any such resignation or removal (other than a removal of an Issuing Lender by the Borrower), the applicable Majority Lenders shall have the right to appoint a successor Administrative Agent or Issuing Lender with, if an Event of Default has not occurred and is not continuing, the consent of the Borrower, which consent shall not be unreasonably withheld or delayed. If no successor Administrative Agent or Issuing Lender shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring or removed Administrative Agent’s or Issuing Lender’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent or Issuing Lender, then the retiring or removed Administrative Agent or Issuing Lender may, on behalf of the Lenders and the Borrower, appoint a successor Administrative Agent or Issuing Lender, which shall be a commercial bank meeting the financial requirements of an Eligible Assignee and, in the case of a Issuing Lender, a Lender. Upon the acceptance of any appointment as Administrative Agent or Issuing Lender by a successor Administrative Agent or Issuing Lender, such successor Administrative Agent or Issuing Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Issuing Lender, and the retiring or removed Administrative Agent or Issuing Lender shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that the retiring or removed Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit issued by such Issuing Lender and outstanding on the effective date of its resignation or removal and the provisions affecting such Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring or removed Issuing Lender until the termination of all such Letters of Credit and the payment of all outstanding Obligations owing to such Issuing Lender. After any retiring or removed Administrative Agent’s or Issuing Lender’s resignation or removal hereunder as Administrative Agent or Issuing Lender, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Issuing Lender under this Agreement and the other Credit Documents.
     Section 8.7 Co-Lead Arrangers, Joint Book Runners, other Agency Titles. The Arrangers, Joint Book Runners and any other agents identified on the cover sheet hereof (other than the Administrative Agent) shall have no duties, obligations or liabilities hereunder in its capacity as an Arranger, Joint Book Runner and such other agent. The Lenders shall have no right to replace any Arranger, Joint Book Runner or any such agent, and the Arrangers, Joint Book Runners and such other agents shall not have the right to assign its status as an arranger, book runner or such agent, as applicable, to any Person.

ARTICLE IX
MISCELLANEOUS
     Section 9.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document (other than the Agent’s Fee Letter or any Letter of Credit Document), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however,
          (a) no amendment shall increase or extend the Revolving Commitment of any Lender without the written consent of such Lender;
          (b) no amendment shall amend the definitions of “Eligible Currency” or “Agreed Currency” (other than as contemplated within such definition) without the written consent of each Lender and each Issuing Lender;
          (c) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) reduce the principal of, or interest on, the Obligations or any fees or other amounts payable hereunder or under any other Credit Document, (ii) postpone any date fixed for any payment of principal of, or interest on, the Obligations or any fees or other amounts payable hereunder, (iii) amend Section 2.14, Section 7.7, this Section 9.1 or any other provision of this Agreement that requires the pro rata treatment of, or action by, all the Lenders, (iv) release any Lien in favor of the Administrative Agent for the benefit of the Lenders on any Property of the Borrower, (v) amend the definition of “Majority Lenders”, or (vi) amend Section 6.5(c) or waive any Event of Default arising therefrom or consent to any departure from the terms thereof; and
          (d) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, the Arrangers, the applicable Issuing Lender, or the applicable Swingline Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent, the Arrangers, such Issuing Lender, or such Swingline Lender as the case may be, under this Agreement or any other Credit Document.
     Section 9.2 Notices, Intralinks, Etc.
          (a) Notices. All notices and other communications shall be in writing (including telecopy or telex) and mailed, telecopied, telexed, hand delivered or delivered by a nationally recognized overnight courier, if to the Borrower, at its address at 7909 Parkwood Circle Drive, Houston, Texas 77036, Attention: Treasurer, with a copy to the General Counsel, Telecopy: (713) 346-7995, Telephone: (713) 346-7550; if to any Lender, any Swingline Lender or any Issuing Lender, at its address for notices specified in its Administrative Questionnaire; if to the Administrative Agent (including the delivery of a Compliance Certificate), at its address at 1740 Broadway, C7300-034, Denver, Colorado 80274, Attention: Agency Syndication (telecopy: (303) 863-5531; telephone: (303) 863-6637), with a copy to 1000 Louisiana Street, 9th Floor, Houston, Texas 77002, Attention: Eric R. Hollingsworth (telecopy: (713) 739-1087; telephone: (713) 319-1354); if a Notice of Borrowing or a Notice of Conversion or Continuation to the Administrative Agent at the address for the Administrative Agent specified above; or, as to each party, at such other address or teletransmission number as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telexed or hand delivered or delivered by overnight courier, be effective three days after deposited in the mails, when telecopy transmission is completed, when confirmed by telex answer-back or when delivered, respectively, except that notices and communications to the Administrative Agent, a Swingline Lender or an Issuing Lender pursuant to Article II or VIII shall not be effective until received by the Administrative Agent, such Swingline Lender or such Issuing Lender.
          (b) Electronic Postings. (i) The Borrower agrees that the Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, any of its Subsidiaries, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (excluding notices pursuant to Article II, collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks, or a substantially similar electronic system customarily used by financial institutions for such purposes (the “Platform”). The Borrower acknowledges that (A) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (B) the Platform is provided “as is” and “as available” and (C) neither the Administrative Agent nor any of their respective Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and their respective Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its respective Affiliates in connection with the Platform.
     (ii) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (A) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Administrative Agent have on record an effective e-mail address for such Lender) and (B) that any Notice may be sent to such e-mail address.
     Section 9.3 No Waiver; Remedies. No failure on the part of any Lender, the Administrative Agent, or any Issuing Lender to exercise, and no delay in exercising, any right hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement and the other Credit Documents are cumulative and not exclusive of any remedies provided by law.
     Section 9.4 Costs and Expenses. The Borrower agrees to pay on demand (a) all out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, modification and amendment of this Agreement, the Notes and the other Credit Documents, (b) all out-of-pocket costs and expenses of the Issuing Lenders and Swingline Lenders in connection with the administration of this Agreement, the Notes and the other Credit Documents, including the reasonable out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (c) all reasonable out-of-pocket costs and expenses, if any, of the Administrative Agent, each Arranger, each Issuing Lender, each Swingline Lender and each Lender (including reasonable counsel fees and expenses of the Administrative Agent, each Arranger, each Issuing Lender, each Swingline Lender and each Lender) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Credit Documents after an Event of Default has occurred and is continuing, and to the extent not included in the foregoing, the costs of any Uniform Commercial Code financing statement or continuation statement, and any related title or Uniform Commercial Code search conducted subsequent to such recordation, and other costs usual and customary in connection with the taking of a Lien.
     Section 9.5 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Arranger, each Issuing Lender, each Swingline Lender and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender, each Swingline Lender, and each Issuing Lender.
     Section 9.6 Lender Assignments and Participations.
          (a) Assignments. Any Lender may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment, the Advances owing to it, the Notes held by it, if any, and the participation interest in the Letter of Credit Obligations held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of such Lender’s rights and obligations under this Agreement as a Lender and shall involve a ratable assignment of such Lender’s Revolving Commitment and such Lender’s Revolving Advances and shall be in an amount not less than $5,000,000, (ii) the amount of the resulting Revolving Commitment and Revolving Advances of the assigning Lender (unless it is assigning all its Revolving Commitment) and the assignee Lender pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the applicable Notes, if any, subject to such assignment, (v) each Eligible Assignee shall pay to the Administrative Agent a $4,000 administrative fee; and (vi) the Administrative Agent shall promptly deliver a copy of the fully executed Assignment and Acceptance to the Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.8, 2.9, 2.11, 9.4, 9.7 and 9.16 with respect to facts and circumstances occurring prior to the effective date of such assignment. Notwithstanding anything herein to the contrary, any Lender may assign, as collateral or otherwise, any of its rights under the Credit Documents to any Federal Reserve Bank.

          (b) Term of Assignments. By executing and delivering an Assignment and Acceptance, the Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.6 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
          (c) The Register. The Administrative Agent shall maintain at its respective address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the respective Lenders and the Revolving Commitment and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lenders, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. At any reasonable time and from time to time upon reasonable prior notice, the Register shall be available (i) for inspection by the Borrower, (ii) for inspection by each Lender as to its Revolving Commitment and principal amount of Advances owing to it, and (iii) for inspection by each Issuing Lender and each Swingline Lender for purposes of determining each Lender’s participation interest in Letters of Credit and Swingline Advances.
          (d) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Lender and an Eligible Assignee, together with the Notes, if any, subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit A, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower.
          (e) Participations. Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment, the Advances owing to it, its participation interest in the Letter of Credit Obligations, and the Notes held by it, if any); provided, however, that (i) such Lender’s obligations under this Agreement (including its Revolving Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Obligations for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, and the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) such Lender shall not require the participant’s consent to any matter under this Agreement, except for change in the principal amount of any Obligation in which the participant has an interest, reductions in fees or interest, or extending the Maturity Date, and (vi) such Lender shall give prompt prior notice to the Borrower of each such participation to be sold by such Lender. The Borrower hereby agrees that participants shall have the same rights under Sections 2.8, 2.9, 2.11(c), 9.4 and 9.7 hereof as the Lender to the extent of their respective participations. Notwithstanding the foregoing and so long as no Event of Default has occurred and is continuing, upon the receipt of notice by the Borrower of the sale of a participation by any Lender to one or more banks or other entities (other than an Affiliate of such Lender) in or to all or a portion of its rights and obligations under this Agreement (each such bank or other entity, a “Proposed Participant”), the Borrower shall have the right, but not the obligation, to select additional lenders to replace such Proposed Participant on the same terms and conditions as the Proposed Participant upon prompt written notice from the Borrower to the Administrative Agent and the Lender selling such participation. The Borrower shall have ten days from the date of its receipt of notice of the proposed sale of such participation to the Proposed Participant to select replacement lenders to replace such Proposed Participant. If the Borrower does not select any replacement lenders or does not elect to select any replacement lenders the applicable Lender may sell such participation to the Proposed Participant.
     Section 9.7 Indemnification. The Borrower shall indemnify the Administrative Agent, each Arranger, each Lender (including any lender which was a Lender hereunder prior to any full assignment of its Revolving Commitment), each Issuing Lender, each Swingline Lender and each affiliate thereof and their respective directors, officers, employees and agents from, and discharge, release, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Merger or any other transactions contemplated hereby, (ii) any actual or proposed use by the Borrower or any Affiliate of the Borrower of the proceeds of any Advance or Letter of Credit, (iii) any breach by the Borrower of any provision of this Agreement or any other Credit Document, (iv) any Environmental Claim or requirement of Environmental Laws concerning or relating to the present or previously-owned or operated properties, or the operations or business, of the Borrower or any of its Subsidiaries, and (v) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse the Administrative Agent, each Arranger, the Issuing Lender, each Swingline Lender and each Lender, and each affiliate thereof and their respective directors, officers, employees and agents, upon demand for any reasonable out-of-pocket expenses (including legal fees) incurred in connection with any such losses, liabilities, claims, damages, investigation, litigation, Environmental Claim or requirement, or other proceeding; and EXPRESSLY INCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSE INCURRED BY REASON OF THE PERSON BEING INDEMNIFIED’S OWN NEGLIGENCE, BUT EXCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSES FOUND BY A FINAL JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON TO BE INDEMNIFIED.
     Section 9.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     Section 9.9 Survival of Representations, etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.8, 2.9, 2.11, 9.4, 9.7 and 9.16 shall survive any termination of this Agreement and repayment in full of the Obligations.
     Section 9.10 Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable Legal Requirement, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.
     Section 9.11 Usury Not Intended. It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable Legal Requirements of the State of Texas and the United States of America from time to time in effect. In furtherance thereof, each Lender and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement. In the event that the Obligations are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Obligations (or, if the applicable Obligations shall have been paid in full, refunded to the Borrower). The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.
     Section 9.12 Confidentiality. None of the Administrative Agent, Issuing Lenders or Lenders shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to the Administrative Agent’s, Issuing Lender’s or Lender’s Affiliates and their officers, directors, employees, agents and advisors, (b) to actual or prospective Eligible Assignees and participants and their officers, directors, employees, agents and advisors, (c) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, and then, in any event, only on a confidential basis, (d) as required by any law, rule or regulation or judicial process, (e) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Issuing Lender, such Lender or Administrative Agent, or to insurers, insurance brokers or direct or indirect providers of credit protection when required by it, provided that, prior to any such disclosure, such Person shall undertake to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Issuing Lender, such Lender or Administrative Agent, (f) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Issuing Lender, such Lender or Administrative Agent, (g) in connection with any litigation or proceeding to which Administrative Agent, such Issuing Lender or such Lender or any of its Affiliates may be a party or (h) in connection with the exercise of any right or remedy under this Agreement or any other Credit Document. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (a) restrict the Administrative Agent, any Issuing Lender or any Lender from providing information to any bank or other regulatory or governmental authorities, including the Federal Reserve Board and its supervisory staff; (b) require or permit the Administrative Agent, any Issuing Lender or any Lender to disclose to the Borrower that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (c) require or permit the Administrative Agent, any Issuing Lender or any Lender to inform the Borrower of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action.
     Section 9.13 Governing Law; Submission to Jurisdiction.
     (a) This Agreement, the Notes and the other Credit Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflict of law principles thereof.
     (b) Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the state of New York sitting in New York City or of the United States for the Southern District of such state, and by execution and delivery of this Agreement, the Borrower, the Administrative Agent, each Issuing Lender, each Swingline Lender and each Lender consents, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts. The Borrower, the Administrative Agent, each Issuing Lender, each Swingline Lender and each Lender irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any other Credit Document or other document related thereto.
     (c) The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at the address specified for it in this Agreement.
     (d) Nothing in this Section 9.13 shall affect the right of the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender to bring any action or proceeding against the Borrower in the courts of any other jurisdiction.
     Section 9.14 Waiver of Jury Trial. The Borrower, the Issuing Lenders, the Swingline Lenders, the Lenders and the Administrative Agent hereby irrevocably waive any and all right to trial by jury in respect of any legal proceeding, directly or indirectly (whether sounding in tort, contract or otherwise), arising out of or relating to this Agreement, any other Credit Document, any of the transactions contemplated hereby, or the relationship established hereunder.
     Section 9.15 Waiver of Consequential Damages. To the extent permitted by applicable law, Borrower shall not assert, and the Borrower hereby waives, any claim against any other party hereto and each affiliate thereof and their respective directors, officers, employees and agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Credit Document, the Merger, any Advance or Letter of Credit or the use of the proceeds thereof.

     Section 9.16 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with usual and customary banking procedures the Administrative Agent could purchase the specified currency with such other currency at any of the Administrative Agent’s offices in the United States of America on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender, any Issuing Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender, such Issuing Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender, such Issuing Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender, such Issuing Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, such Issuing Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender, such Issuing Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.14, each Lender, Issuing Lender or the Administrative Agent, as the case may be, agrees to promptly remit such excess to the Borrower. All obligations of the Borrower provided in this Section 9.16 shall survive any termination of this Agreement and repayment in full of the Obligations.
     Section 9.17 Headings Descriptive. The headings of the several Sections and paragraphs of the Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
     Section 9.18 USA Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
This written agreement and the Credit Documents, as defined in this Agreement, represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.
[Remainder of page left intentionally blank]

     EXECUTED as of the date first above written.

NATIONAL OILWELL VARCO, INC.
By:	/s/ Daniel L. Molinaro
Daniel L. Molinaro
Vice President & Treasurer

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

WELLS FARGO BANK, NATIONAL ASSOCIATION as Administrative Agent, Co-Lead Arranger, Joint Book Runner, a Swingline Lender, a Issuing Lender and a Lender
By:	/s/ Eric R. Hollingsworth
Eric R. Hollingsworth
Senior Vice President

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

DNB NOR BANK ASA,
as Co-Lead Arranger, Joint Book Runner, a Swingline Lender and a Lender

By:	/s/ Thomas Tangen

Name:	Thomas Tangen

Title:	First Vice President

By:	/s/ Henrik Asland

Name:	Henrik Asland

Title:	Senior Vice President

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
as a Lender

By:	/s/ Linda Terry

Name:	Linda Terry

Title:	Vice President & Manager

By:

Name:

Title:

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

FORTIS BANK S.A./N.V., NEW YORK BRANCH
as a Lender

By:	/s/ Diran Cholakian

Name:	Diran Cholakian

Title:	Director

By:	/s/ Kathleen DeLathauwer

Name:	Kathleen DeLathauwer

Title:	Director

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

THE BANK OF NOVA SCOTIA
as a Swingline Lender and a Lender

By:	/s/ David G. Mills

Name:	David G. Mills

Title:	Director

By:

Name:

Title:

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

WACHOVIA BANK, N.A.
as a Lender

By:	/s/ Leanne S. Phillips

Name:	Leanne S. Phillips

Title:	Director

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

BANK OF AMERICA, N.A.
as a Lender

By:	/s/ Shelley A. McGregor

Name:	Shelley A. McGregor

Title:	Senior Vice President

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

CITIBANK, N.A.
as a Lender

By:	/s/ Amy Pincu

Name:	Amy Pincu

Title:	Vice President

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

JPMORGAN CHASE BANK, N.A.
as a Lender

By:	/s/ Thomas Okamoto

Name:	Thomas Okamoto

Title:	Vice President

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

BARCLAYS BANK PLC
as a Swingline Lender and a Lender

By:	/s/ Colin Goss

Name:	Colin Goss

Title:	Director

By:

Name:

Title:

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), as a Lender

By:	/s/ Penny Neville-Park

Name:	PENNY NEVILLE-PARK

Title:

By:	/s/ Michael I Dicks

Name:	Michael I Dicks

Title:

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

BNP PARIBAS
as a Lender

By:	/s/ Gregory George

Name:	Gregory George

Title:	Managing Director

By:	/s/ Richard Hawthorne

Name:	Richard Hawthorne

Title:	Director

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

LLOYDS TSB BANK plc
as a Lender

By:	/s/ Mario Del Duca

Name:	Mario Del Duca

Title:	Associate Director Corporate Banking USA D029

By:	/s/ Carlos Lopez

Name:	Carlos Lopez

Title:	Associate Director Corporate Banking USA L007

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

EXPORT DEVELOPMENT CANADA
as a Lender

By:	/s/ Brian Craig

Name:	Brian Craig

Title:	Senior Financiing Manager

By:	/s/ Vivianne Bouchard

Name:	Vivianne Bouchard

Title:	Financing Manager

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

FOKUS BANK, NORWEGIAN BRANCH OF
DANSKE BANK, as a Lender

By:	/s/ Toril Nag

Name:	Toril Nag

Title:	Senior Vice President

By:	/s/ Svein Terje Hoiland

Name:	Svein Terje Hoiland

Title:	Vice President

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

NORDEA BANK NORGE ASA, as a Lender

By:	/s/ Tom C. Kuhnle

Name:	TOM C. KUHNLE

Title:	SVP

By:	/s/ Simen Heum Listerud

Name:	SIMEN HEUM LISTERUD

Title:	VP

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

BANCO BILBAO VIZCAYA ARGENTARIA S.A.
as a Lender

By:	/s/ Peter Tommaney

Name:	PETER TOMMANEY

Title:	Senior Vice President

By:	/s/ Guilherme Gobbo

Name:	Guilherme Gobbo

Title:	Vice President Global Corporate Banking

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

U.S. BANK NATIONAL ASSOCIATION
as a Lender

By:	/s/ Kevin S. McFadden

Name:	Kevin S. McFadden

Title:	Vice President

By:

Name:

Title:

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

SVENSKA HANDELSBANKEN AB (PUBL)
as a Lender

By:	/s/ Stefan Nilsson

Name:	Stefan Nilsson

Title:	General Manager

By:	/s/ Thomas Lerner

Name:	Thomas Lerner

Title:	Vice President

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

STANDARD CHARTERED BANK
as a Lender

By:	/s/ Benjamin Velazouez A2657

Name:	BENJAMIN VELAZOUEZ A2657

Title:	DIRECTOR SYNDICATIONS, AMERICAS

By:	/s/ Robert K. Reddington

Name:	ROBERT K. REDDINGTON

Title:	AVP/CREDIT DOCUMENTATION CREDIT RISK CONTROL STANDARD CHARTERED BANK N.Y.

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

BAYERISCHE HYPO-UND VEREINSBANK AG,
as a Lender

By:	/s/ K.-H. Janke

Name:	K.-H. Janke

Title:	AVP

By:	/s/ H.-H. Wilckens

Name:	H.-H. Wilckens

Title:	SVP

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

FIFTH THIRD BANK,
as a Lender

By:	/s/ Mike Mendenhall

Name:	Mike Mendenhall

Title:	VP

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

NATIONAL BANK OF EGYPT,
as a Lender

By:	/s/ Mr. Hassan Eissa

Name:	Mr. Hassan Eissa

Title:	General Manager

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

PNC BANK NATIONAL ASSOCIATION
as a Lender

By:	/s/ W. J. Bowne

Name:	W. J. Bowne

Title:	Managing Director

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

ABU DHABI INTERNATIONAL INC.
as a Lender

By:	/s/ David J Young

Name:	David J Young

Title:	Vice President

By:	/s/ Nagy S Kolta

Name:	Nagy S Kolta

Title:	Executive Vice President

Signature Page to 5-Year Credit Agreement
(National Oilwell Varco, Inc.)

Schedule 1.1(a)
Revolving Commitments

Revolving
Lender	Commitment
Wells Fargo Bank, N.A.	$186,666,666.67
DnB NOR Bank ASA	$186,666,666.67
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$153,333,333.33
Fortis Bank S.A./N.V., New York Branch	$153,333,333.33
The Bank of Nova Scotia	$153,333,333.33
Wachovia Bank, N.A.	$113,333,333.33
Bank of America, N.A.	$113,333,333.33
Citibank, N.A.	$83,333,333.33
JPMorgan Chase Bank, NA	$83,333,333.33
Barclays Bank PLC	$83,333,333.33
Skandinaviska Enskilda Banken AB (publ)	$83,333,333.33
BNP Paribas	$83,333,333.33
Lloyds TSB Bank plc	$83,333,333.33
Export Development Canada	$60,000,000.00
Fokus Bank, Norwegian Branch of Danske Bank	$60,000,000.00
Nordea Bank Norge ASA	$60,000,000.00
Banco Bilbao Vizcaya Argentaria S.A.	$50,000,000.00
US Bank National Association	$33,333,333.33
Svenska Handelsbanken AB (publ)	$33,333,333.33
Standard Chartered Bank	$33,333,333.33
Bayerische Hypo-und Vereinsbank AG	$33,333,333.33
Fifth Third Bank	$23,333,333.33
National Bank of Egypt	$20,000,000.00
PNC Bank National Association	$16,666,666.67
Abu Dhabi International Bank Inc.	$16,666,666.67
TOTAL:	$2,000,000,000.00
Schedule 1.1(a)

SCHEDULE 1.1(b)
MANDATORY COST RATE
1.	The Mandatory Cost Rate (to the extent applicable) is an addition to the interest rate otherwise payable to compensate Lenders for the cost of compliance with:
(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.
2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost Rate will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost Rate.
3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Advances made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Advances made from that Lending Office.
4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:
(a)	in relation to any Advance in Pounds Sterling:

AB+C(B-D)+E x 0.01	per cent per annum

100 — (A+C)
(b)	in relation to any Advance in any currency other than Pounds Sterling:

E x 0.01	per cent per annum

300
Where:
“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Applicable Margin, the Mandatory Cost Rate and any interest charged on overdue amounts pursuant to the first sentence of Section 2.6(b)) payable for the relevant Interest Period of such Advance.
Schedule 1.1(b)

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as figures and not as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.
7.	If requested by the Administrative Agent or the Borrower, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Borrower, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.
8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Advance; and
Schedule 1.1(b)

(b)	any other information that the Administrative Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.
9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.
10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.
11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost Rate to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.
12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost Rate, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.
13.	The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of their respective functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.
Schedule 1.1(b)

Schedule 1.1(c)
Existing Letters of Credit

					Foreign
Wells Fargo					Currency	Outstanding Amt in
Reference	NOV Reference	Beneficiary Name	Expiry Date	Issue Date	Outstanding Amt	USD
00000000447092	00000000447092	LUMBERMENS MUTUAL CASUALTY CO.	01 Jun 2008	02 Jul 2002	863,000.00	863,000.00
00000000454601	00000000454601	PACIFIC EMPLOYERS INSURANCE CO.	01 Sep 2008	27 Aug 2002	2,650,000.00	2,650,000.00
00000000481263	00000000481263	KCA DEUTAG DRILLING INC.	01 Oct 2008	23 May 2003	6,490,771.79	6,490,771.79
00000000483638	00000000483638	ACE AMERICAN INSURANCE	01 Jun 2008	30 May 2003	29,632,705.00	29,632,705.00
00000000529801	00000000529801	THE HONGKONG AND SHANGHAI BANKING	20 Oct 2008	20 Oct 2004	700,000.00	700,000.00
00000000535475	00000000535475	HSBC BANK PLC	15 Jan 2009	13 Jan 2005	120,000.00	236,640.00
00000000552905	00000000552905	THE HONGKONG & SHANGHAI BANKING	30 Oct 2008	08 Sep 2005	975,868.00	975,868.00
00000000552911	00000000552911	THE HONGKONG & SHANGHAI BANKING	15 Apr 2009	08 Sep 2005	1,287,130.00	1,287,130.00
00000000559434	00000000559434	BANK OF CHINA	30 Oct 2008	08 Dec 2005	2,170,434.80	2,170,434.80
00000000559436	00000000559436	BANK OF CHINA	30 Oct 2008	08 Dec 2005	1,000,172.10	1,000,172.10
00000000559557	00000000559557	BANK OF CHINA	30 Apr 2008	08 Dec 2005	2,170,435.80	2,170,435.80
00000000559576	00000000559576	BANK OF CHINA	30 Apr 2008	08 Dec 2005	1,000,172.10	1,000,172.10
00000000559997	00000000559997	THE HONGKONG & SHANGHAI BANKING	30 Jan 2009	14 Dec 2005	860,850.00	860,850.00
00000000560173	00000000560173	THE HONGKONG & SHANGHAI BANKING	11 Feb 2009	16 Dec 2005	1,153,654.20	1,153,654.20
00000000563969	00000000563969	THE HONGKONG & SHANGHAI BANKING	30 Sep 2008	06 Feb 2006	1,102,936.00	1,102,936.00
00000000563978	00000000563978	THE HONGKONG & SHANGHAI BANKING	14 Jul 2009	06 Feb 2006	3,057,125.00	3,057,125.00
00000000563979	00000000563979	THE HONGKONG & SHANGHAI BANKING	14 May 2010	06 Feb 2006	3,057,125.00	3,057,125.00
00000000563996	00000000563996	THE HONGKONG & SHANGHAI BANKING	14 Jul 2009	06 Feb 2006	3,057,125.00	3,057,125.00
00000000564002	00000000564002	HSBC BANK PLC	01 Nov 2008	06 Feb 2006	1,024,097.20	1,024,097.20
00000000568969	00000000568969	AFIANZADORA ASERTA S.A. DE C.V.	16 Jul 2009	10 Apr 2006	399,650.75	399,650.75
00000000571582	00000000571582	DAEWOO SHIPBUILDING AND MARINE	15 Sep 2009	16 May 2006	6,494,741.40	6,494,741.40
00000000573334	00000000573334	FIANZAS MONTERREY S.A.	26 Apr 2009	09 Jun 2006	400,000.00	400,000.00
00000000574919	00000000574919	ING FIANZAS COMERCIAL AMERICA S.A.	17 Jul 2008	30 Jun 2006	335,965.03	335,965.03
00000000574986	00000000574986	THE HONGKONG AND SHANGHAI BANKING	30 Nov 2008	30 Jun 2006	1,277,106.00	1,277,106.00
00000000574987	00000000574987	THE HONGKONG & SHANGHAI BANKING	30 Nov 2009	30 Jun 2006	2,554,212.00	2,554,212.00
00000000575055	00000000575055	THE HONGKONG AND SHANGHAI BANKING	30 Apr 2009	07 Jul 2006	1,277,106.00	1,277,106.00
00000000575056	00000000575056	THE HONGKONG & SHANGHAI BANKING	30 Apr 2010	07 Jul 2006	2,554,212.00	2,554,212.00
00000000577327	00000000577327	AFIANZADORA SOFIMEX S.A.	28 Aug 2008	03 Aug 2006	371,671.20	371,671.20
00000000578024	00000000578024	BRITISH ARAB COMMERCIAL BANK LTD	01 Jun 2008	14 Aug 2006	23,918,486.70	23,918,486.70
Schedule 1.1(c)

					Foreign
Wells Fargo					Currency	Outstanding Amt in
Reference	NOV Reference	Beneficiary Name	Expiry Date	Issue Date	Outstanding Amt	USD
00000000579295	00000000579295	DAEWOO SHIPBUILDING AND MARINE	15 Apr 2010	01 Sep 2006	7,468,225.05	7,468,225.05
00000000579673	00000000579673	TRANSCANADA PIPELINES LIMITED	02 Nov 2008	02 Nov 2006	3,500,000.00	3,424,992.66
00000000580211	00000000580211	THE HONGKONG & SHANGHAI BANKING	30 Nov 2009	14 Sep 2006	1,277,106.00	1,277,106.00
00000000580216	00000000580216	THE HONGKONG & SHANGHAI BANKING	15 Dec 2010	14 Sep 2006	2,554,212.00	2,554,212.00
00000000581869	00000000581869	DAEWOO SHIPBUILDING AND MARINE	31 Oct 2010	06 Oct 2006	7,518,689.65	7,518,689.65
00000000581987	00000000581987	HONGKONG AND SHANGHAI BANKING CORP	30 Jan 2010	11 Oct 2006	303,103.00	303,103.00
00000000583539	00000000583539	THE HONGKONG AND SHANGHAI BANKING	01 Jun 2008	01 Nov 2006	1,654,403.00	1,654,403.00
00000000583540	00000000583540	THE HONGKONG AND SHANGHAI BANKING	30 Jul 2008	01 Nov 2006	6,114,249.00	6,114,249.00
00000000586698	00000000586698	THE HONGKONG AND SHANGHAI BANKING	30 Dec 2008	15 Dec 2006	2,554,211.00	2,554,211.00
00000000586699	00000000586699	THE HONGKONG AND SHANGHAI BANKING	28 Feb 2009	15 Dec 2006	2,554,211.00	2,554,211.00
00000000587845	00000000587845	ING FIANZAS COMERCIAL AMERICA S.A	10 Sep 2008	04 Jan 2007	765,755.00	765,755.00
00000000589510	00000000589510	THE HONGKONG AND SHANGHAI BANKING	14 Feb 2011	29 Jan 2007	3,630,335.00	3,630,335.00
00000000589512	00000000589512	HONGKONG & SHANGHAI BANKING CORP	28 Feb 2010	29 Jan 2007	3,630,335.00	3,630,335.00
00000000591107	00000000591107	HONGKONG & SHANGHAI BANKING CORP	01 Jun 2008	20 Feb 2007	2,205,871.00	2,205,871.00
00000000591464	00000000591464	SINGLE BUOY MOORINGS, INC.	21 Nov 2010	26 Feb 2007	3,034,998.00	3,034,998.00
00000000591768	00000000591768	BRITISH ARAB COMMERCIAL BANK LTD	31 May 2008	02 Mar 2007	1,335,000.00	1,335,000.00
00000000591776	00000000591776	BRITISH ARAB COMMERCIAL BANK LTD	30 Nov 2009	02 Mar 2007	890,000.00	890,000.00
00000000592018	00000000592018	PERVOURALSKY NOVOTRUBNY WORKS	15 May 2008	06 Mar 2007	843,440.00	843,440.00
00000000592178	00000000592178	SOCIETE GENERALE	30 Jul 2009	08 Mar 2007	1,033,603.80	1,637,125.06
00000000592187	00000000592187	SOCIETE GENERALE	30 Jul 2009	08 Mar 2007	516,801.90	818,562.53
00000000594217	00000000594217	HONGKONG & SHANGHAI BANKING CORP	30 Jul 2008	09 Apr 2007	1,569,793.00	1,569,793.00
00000000596498	00000000596498	HSBC BANK AUSTRALIA LIMITED	11 May 2009	11 May 2007	376,800.00	376,800.00
00000000596515	00000000596515	PT CITRA TUBINDO TBK	30 Jun 2008	11 May 2007	560,000.00	560,000.00
00000000597768	00000000597768	HSBC BANK PLC	30 Jul 2008	30 May 2007	1,677,784.67	1,677,784.67
00000000597770	00000000597770	HSBC BANK PLC	30 Jul 2008	30 May 2007	1,676,363.42	1,676,363.42
00000000598016	00000000598016	NOR OFFSHORE PTE, LTD.	06 Jun 2008	05 Jun 2007	6,186,000.00	6,186,000.00
00000000599150	00000000599150	THE HONGKONG AND SHANGHAI BANKING	30 Nov 2009	18 Jun 2007	2,266,515.00	2,266,515.00
00000000599160	00000000599160	THE HONGKONG AND SHANGHAI BANKING	15 Nov 2010	19 Jun 2007	2,266,515.00	2,266,515.00
00000000600704	00000000600704	HONGKONG & SHANGHAI BANKING CORP	30 Jul 2008	11 Jul 2007	2,093,057.00	2,093,057.00
00000000600824	00000000600824	THE HONGKONG AND SHANGHAI BANKING	30 Jun 2008	12 Jul 2007	2,009,795.00	2,009,795.00
00000000600917	00000000600917	DAEWOO SHIPBUILDING AND MARINE	28 Feb 2011	13 Jul 2007	6,802,255.85	6,802,255.85
00000000601080	00000000601080	FEDERAL STATE UNITARY ENTERPRISE	01 Feb 2009	19 Jul 2007	385,592.60	385,592.60
00000000601247	00000000601247	DANIELI AND C. OFFICINE MECCANICHE	30 Oct 2008	19 Jul 2007	557,537.50	557,537.50
00000000601618	00000000601618	ZURICH AMERICAN INSURANCE COMPANY	24 Jul 2008	25 Jul 2007	13,040,000.00	13,040,000.00
Schedule 1.1(c)

					Foreign
Wells Fargo					Currency	Outstanding Amt in
Reference	NOV Reference	Beneficiary Name	Expiry Date	Issue Date	Outstanding Amt	USD
00000000602294	JU290006	JIANG YIN XING CHENG SPECIAL STEEL	15 Nov 2008	03 Aug 2007	300,000.00	300,000.00
00000000603063	00000000603063	BANKMUSCAT SAOG	20 Sep 2008	15 Aug 2007	714,748.00	714,748.00
00000000603079	00000000603079	THE HONGKONG AND SHANGHAI BANKING	30 Nov 2009	15 Aug 2007	2,554,211.00	2,554,211.00
00000000603090	00000000603090	THE HONGKONG AND SHANGHAI BANKING	30 Apr 2009	15 Aug 2007	2,554,211.00	2,554,211.00
00000000603094	00000000603094	NATIONAL BANK OF KUWAIT	28 Nov 2008	15 Aug 2007	3,714,491.20	3,714,491.20
00000000603535	00000000603535	BANK OF CHINA	16 May 2009	22 Aug 2007	2,810,000.00	2,810,000.00
00000000603635	00000000603635	COMMERCIAL BANK OF KUWAIT S.A.K.	05 Feb 2009	23 Aug 2007	1,741,991.67	1,741,991.67
00000000603904	00000000603904	FEDERAL STATE UNITARY ENTERPRISE	17 Aug 2008	28 Aug 2007	696,662.00	696,662.00
00000000603973	NAOIL-1000SYN	FEDERAL STATE UNITARY ENTERPRISE	17 Aug 2008	29 Aug 2007	348,331.00	348,331.00
00000000606801	NOV-10000SYN	THE HONGKONG AND SHANGHAI BANKING	15 Feb 2011	12 Oct 2007	1,560,497.00	1,560,497.00
00000000606802	00000000606802	THE HONGKONG AND SHANGHAI BANKING	28 Feb 2010	15 Oct 2007	340,000.00	340,000.00
00000000606933	00000000606933	THE HONGKONG AND SHANGHAI BANKING	30 Jun 2008	16 Oct 2007	2,679,727.00	2,679,727.00
00000000607075	00000000607075	BARIVEN S.A. C/O PDVSA SERVICES,	30 Oct 2008	17 Oct 2007	683,850.00	683,850.00
00000000607514	00000000607514	EUROBANK TEKFEN A.S.	23 Jul 2011	24 Oct 2007	447,655.00	447,655.00
00000000607564	00000000607564	HSBC BANK AUSTRALIA LIMITED	11 May 2009	25 Oct 2007	376,800.00	376,800.00
00000000607586	00000000607586	PDVSA SERVICES, INC.,	08 Aug 2008	25 Oct 2007	1,048,837.56	1,048,837.56
00000000607686	00000000607686	BANK OF CHINA	16 Oct 2008	29 Oct 2007	1,085,217.90	1,085,217.90
00000000607734	00000000607734	BANK OF CHINA	16 Oct 2008	29 Oct 2007	500,086.05	500,086.05
00000000608543	NAOIL-RIG	HONGKONG & SHANGHAI BANKING CORP.	30 Apr 2008	09 Nov 2007	360,000.00	360,000.00
00000000608835	HYDRA-1020SYN	BRITISH ARAB COMMERCIAL BANK LTD	25 Jan 2009	14 Nov 2007	372,591.50	372,591.50
00000000609107	00000000609107	BARALONGB	31 Dec 2009	19 Nov 2007	3,507,798.00	3,507,798.00
00000000609765	00000000609765	BANK OF CHINA	30 Nov 2009	28 Nov 2007	417,000.00	417,000.00
00000000610235	00000000610235	HONGKONG & SHANGHAI BANKING CORP	30 Apr 2010	05 Dec 2007	4,890,000.00	4,890,000.00
00000000610236	00000000610236	THE HONGKONG AND SHANGHAI BANKING	14 Nov 2011	05 Dec 2007	2,445,000.00	2,445,000.00
00000000610297	00000000610297	HONGKONG & SHANGHAI BANKING CORP	01 Aug 2009	06 Dec 2007	995,759.70	995,759.70
00000000610305	00000000610305	HONGKONG & SHANGHAI BANKING CORP	15 May 2009	06 Dec 2007	995,759.70	995,759.70
00000000610614	4974895P	KOREA EXCHANGE BANK	14 Nov 2011	12 Dec 2007	19,094,242.00	19,094,242.00
00000000610756	00000000610756	SWIBER ENGINEERING LTD.	05 Jan 2010	13 Dec 2007	5,738,040.00	5,738,040.00
00000000610937	00000000610937	HONGKONG & SHANGHAI BANKING CORP	01 Aug 2009	14 Dec 2007	1,028,321.70	1,028,321.70
00000000611461	00000000611461	BRITISH ARAB COMMERCIAL BANK LTD	30 Dec 2009	21 Dec 2007	1,573,719.50	1,573,719.50
00000000611468	00000000611468	BRITISH ARAB COMMERCIAL BANK LTD	30 Dec 2009	21 Dec 2007	1,604,342.10	1,604,342.10
00000000611613	00000000611613	BANK OF CHINA	30 Jun 2009	26 Dec 2007	1,290,000.00	1,290,000.00
00000000612485	00000000612485	ANHUI TIANDA OIL PIPE COMPANY	31 May 2009	11 Jan 2008	394,000.00	394,000.00
00000000614674	00000000614674	BARIVEN, S.A.	11 Mar 2009	15 Feb 2008	493,669.98	493,669.98
Schedule 1.1(c)

					Foreign
Wells Fargo					Currency	Outstanding Amt in
Reference	NOV Reference	Beneficiary Name	Expiry Date	Issue Date	Outstanding Amt	USD
00000000615122	00000000615122	HONGKONG AND SHANGHAI BANKING CORP	30 May 2008	25 Feb 2008	303,816.75	303,816.75
00000000616068	00000000616068	TIANJIN PIPE INTERNATIONAL ECONOMI	15 Aug 2009	10 Mar 2008	614,310.00	614,310.00
00000000617341	00000000617341	BANK OF CHINA LIMITED	31 Jan 2010	24 Mar 2008	743,850.00	743,850.00
00000000618046	00000000618046	BRITISH ARAB COMMERCIAL BANK LTD	30 Jan 2010	02 Apr 2008	3,092,869.90	3,092,869.90
00000000618259	00000000618259	HSBC BANK (CHINA) COMPANY LTD.	15 May 2009	07 Apr 2008	5,430,580.95	5,430,580.95
00000000618262	00000000618262	HSBC BANK (CHINA) COMPANY LTD.	15 May 2009	07 Apr 2008	3,620,387.30	3,620,387.30
00000000618759	00000000618759	BANCO COMERCIAL PORTUGUES SA	29 Oct 2011	14 Apr 2008	2,789,770.00	2,789,770.00
00000000903032	5320	HSBC BANK PLC	30 Jul 2011	27 Oct 2006	6,650,000.00	6,650,000.00
00000000903035	QGP-SO17510-NOV	SINGLE BUOY MOORINGS, INC.	02 Sep 2009	27 Oct 2006	2,899,713.80	2,899,713.80
00000000903036	SO17530-NOV	SINGLE BUOY MOORINGS, INC.	22 Feb 2010	27 Oct 2006	2,669,046.75	2,669,046.75
00000000903421	JU292006	THE HONGKONG AND SHANGHAI BANKING	02 Mar 2009	17 Apr 2007	2,554,211.00	2,554,211.00
00000000903422	00000000903422	THE HONGKONG AND SHANGHAI BANKING	31 Dec 2008	17 Apr 2007	2,554,211.00	2,554,211.00
00000000903840	146606AR	BRITISH ARAB COMMERCIAL BANK LTD	30 Jul 2009	14 Sep 2007	3,082,864.60	3,082,864.60
00000000903857	00000000903857	KOREA EXCHANGE BANK	30 Jul 2009	19 Sep 2007	23,641,363.00	23,641,363.00
00000000903899	7967-1B	SWIBER ENGINEERING LTD.	05 Jan 2010	03 Oct 2007	5,738,040.00	5,738,040.00
00000000904028	20842	DELBA DRILLING INTERNATIONAL	31 Mar 2010	26 Nov 2007	5,621,262.10	5,621,262.10
00000000904165	SP143-77	STANDARD CHARTERED BK PHILIPPINES	15 Jul 2008	25 Jan 2008	360,000.00	360,000.00
00000000904167	COSL1	INDUSTRIAL & COMM'L BANK OF CHINA	15 Sep 2009	28 Jan 2008	10,165,027.36	10,165,027.36
00000000904168	COSL1A	INDUSTRIAL & COMM'L BANK OF CHINA	01 Oct 2009	28 Jan 2008	1,605,004.32	1,605,004.32
					Subtotal:	351,250,115.45
Continued:
Schedule 1.1(c)

					Foreign
Wells Fargo			Expiry		Currency	Outstanding Amt in
Reference	Grant Prideco Reference	Beneficiary Name	Date	Issue Date	Outstanding Amt	USD
00000000457779	00000000457779	ENTERGY GULF STATES, INC.	15 Dec 2008	20 Sep 2002	25,000.00	25,000.00
00000000900265	VAM 7,600 TUBE	VALLOUREC & MANNESMANN TUBES	15 May 2008	13 Apr 2004	7,600.00	7,600.00
00000000900802	DREX2 120,000 RH	HSBC BANK EGYPT	01 Dec 2008	23 Sep 2004	120,000.00	120,000.00
00000000901364	AUD 10,878.40 RH	HSBC BANK AUSTRALIA LIMITED	30 Apr 2009	11 Mar 2005	10,898.48	10,124.69
00000000901527	RASGAS 70000 RHD	HSBC BANK - MIDDLE EAST	28 Feb 2009	18 Apr 2005	75,000.00	75,000.00
00000000901712	OGDC 24000 RH	HONGKONG & SHANGHAI BANKING CORP.	15 Jan 2009	20 Jun 2005	24,000.00	24,000.00
00000000902195	DUBAI 137478 RHM	HSBC BANK MIDDLE EAST	31 Jan 2009	30 Dec 2005	137,478.00	37,430.37
00000000902405	GULF 76390 GPSI	HSBC BANK EGYPT	28 Aug 2008	16 Mar 2006	76,390.00	76,390.00
00000000902683	HIND10000RH62306	HONGKONG & SHANGHAI BANKING CORP.	31 Aug 2008	26 Jun 2006	10,000.00	10,000.00
00000000902729	KOD4846240RHI707	HONGKONG & SHANGHAI BANKING CORP.	27 Jul 2008	10 Jul 2006	48,462.40	48,462.40
00000000902751	KOD48462RH70706	HONGKONG & SHANGHAI BANKING CORP.	28 Jul 2008	18 Jul 2006	48,462.40	48,462.40
00000000902895	REL31618RH090506	HONGKONG & SHANGHAI BANKING CORP.	01 May 2008	06 Sep 2006	31,618.00	31,618.00
00000000902917	OGDC3749TA091506	HONGKONG & SHANGHAI BANKING CORP.	05 Feb 2009	18 Sep 2006	1,874.95	1,874.95
00000000902963	REL620RHI092906	HONGKONG & SHANGHAI BANKING CORP.	30 May 2008	03 Oct 2006	620.00	620.00
00000000903104	RIL438RH112806	HONGKONG & SHANGHAI BANKING CORP.	30 Jun 2008	28 Nov 2006	438.00	438.00
00000000903114	OGDC158880RH1206	HSBC-KARACHI	31 Oct 2008	13 Dec 2006	79,440.00	79,440.00
00000000903130	NDC45876GP121306	HSBC BANK MIDDLE EAST	07 Sep 2008	13 Dec 2006	45,876.00	45,876.00
00000000903188	RIL3,343RH010807	HONGKONG & SHANGHAI BANKING CORP.	30 Aug 2008	09 Jan 2007	3,343.00	3,343.00
00000000903252	GULF20168GP20507	HSBC BANK EGYPT	29 Jul 2008	06 Feb 2007	20,168.00	20,168.00
00000000903254	HIN5000RHIN12907	HONGKONG & SHANGHAI BANKING CORP.	27 Oct 2008	01 Feb 2007	5,000.00	5,000.00
00000000903295	EXMOBI1958521607	HSBC BANK MALAYSIA BERHAD	02 Jun 2011	20 Feb 2007	19,585.00	19,585.00
Schedule 1.1(c)

					Foreign
Wells Fargo			Expiry		Currency	Outstanding Amt in
Reference	Grant Prideco Reference	Beneficiary Name	Date	Issue Date	Outstanding Amt	USD
00000000903328	NDC913914GP22707	HSBC BANK MIDDLE EAST	11 Sep 2008	28 Feb 2007	9,139.14	9,139.14
00000000903334	OGDC2320TA12507	HONGKONG & SHANGHAI BANKING CORP.	15 Apr 2009	20 Dec 2007	2,320.00	2,320.00
00000000903387	OGDC42368TA33007	HONGKONG & SHANGHAI BANKING CORP.	30 Dec 2008	02 Apr 2007	43,314.00	43,314.00
00000000903388	ONGC11781RH33007	HONGKONG & SHANGHAI BANKING CORP.	30 Jul 2008	02 Apr 2007	11,781.00	11,781.00
00000000903418	TURK768322S41207	EUROBANK TEKFEN A.S.	15 Nov 2008	13 Apr 2007	17,683.22	17,683.22
00000000903419	TURK6333660S4137	EUROBANK TEKFEN A.S.	15 Nov 2008	13 Apr 2007	63,336.60	63,336.60
00000000903462	ENT75000RH42707	ENTERGY GULF STATES INC	01 Jan 2009	02 May 2007	75,000.00	75,000.00
00000000903636	NDC415196GP62607	HSBC BANK MIDDLE EAST	31 Aug 2008	05 Jul 2007	415,196.00	415,196.00
00000000903655	RIL2,388RH070207	HONGKONG & SHANGHAI BANKING CORP.	30 Apr 2008	09 Jul 2007	2,388.00	2,388.00
00000000903854	RIL10,600RH91807	HONGKONG & SHANGHAI BANKING CORP.	30 Jul 2008	19 Sep 2007	10,600.00	10,600.00
00000000903855	RIL3,041RH091807	HONGKONG & SHANGHAI BANKING CORP.	31 Aug 2008	19 Sep 2007	3,041.00	3,041.00
00000000903898	RIL2,712RH100207	HONGKONG AND SHANGHAI BANKING CORP	30 Jul 2008	02 Oct 2007	2,712.00	2,712.00
00000000903980	JOG17000RH021308	HONGKONG & SHANGHAI BANKING CORP.	30 May 2009	14 Feb 2008	17,000.00	17,000.00
00000000903981	PEL30000RHMNOV07	HONGKONG & SHANGHAI BANKING CORP.	17 Mar 2009	02 Nov 2007	30,000.00	30,000.00
00000000904112	RIL9,821RH010708	HONGKONG & SHANGHAI BANKING CORP.	31 Jul 2008	08 Jan 2008	9,821.00	9,821.00
00000000904121	SON640,614RH1908	BRITISH ARAB COMMERCIAL BANK LTD	02 Mar 2011	15 Jan 2008	640,614.00	640,614.00
00000000904138	ENF178829GP11508	BRITISH ARAB COMMERCIAL BANK LTD	30 Jun 2009	18 Jan 2008	178,829.00	178,829.00
00000000904140	ONGC12400RH11608	HONGKONG & SHANGHAI BANKING CORP.	30 Jun 2008	17 Jan 2008	12,400.00	12,400.00
00000000904143	OGDC31150RH22508	HONGKONG & SHANGHAI BANKING CORP.	31 Jul 2009	27 Feb 2008	31,150.00	31,150.00
00000000904144	OGDCRH100K11508	HONGKONG & SHANGHAI BANKING CORP.	30 Jul 2008	18 Jan 2008	100,000.00	100,000.00
00000000904197	ONGC5049RH020508	HONGKONG & SHANGHAI BANKING CORP.	30 Jul 2008	05 Feb 2008	5,049.00	5,049.00
00000000904209	RAS250000RH21208	HSBC BANK - MIDDLE EAST	31 Jan 2010	21 Feb 2008	250,000.00	250,000.00
00000000904221	ENTP115KGP022008	BRITISH ARAB COMMERCIAL BANK LTD	23 Nov 2008	22 Feb 2008	115,814.23	115,814.23
Schedule 1.1(c)

					Foreign
Wells Fargo			Expiry		Currency	Outstanding Amt in
Reference	Grant Prideco Reference	Beneficiary Name	Date	Issue Date	Outstanding Amt	USD
00000000904226	ENTP6,762GP22108	BRITISH ARAB COMMERCIAL BANK LTD	23 Nov 2008	22 Feb 2008	6,762.41	6,762.41
00000000904227	ENTP6,302GP22108	BRITISH ARAB COMMERCIAL BANK LTD	23 Nov 2008	22 Feb 2008	6,302.39	6,302.39
00000000904228	ENTP52,470GP2210	BRITISH ARAB COMMERCIAL BANK LTD	23 Nov 2008	22 Feb 2008	52,470.53	52,470.53
00000000904240	NDC143418GP30308	HSBC BANK MIDDLE EAST	01 Aug 2009	04 Mar 2008	143,418.00	143,418.00
00000000904287	VSP7500RHM031108	HONGKONG & SHANGHAI BANKING CORP.	15 Sep 2008	12 Mar 2008	7,500.00	7,500.00
00000000904288	VSP17500RHM31108	HONGKONG & SHANGHAI BANKING CORP.	23 Sep 2008	12 Mar 2008	21,500.00	21,500.00
00000000904306	VSP1500RH031808	HONGKONG & SHANGHAI BANKING CORP.	16 Sep 2008	19 Mar 2008	1,500.00	1,500.00
00000000904325	PCV4400RH032708	HONG KONG & SHANGHAI BANKING	31 Mar 2010	28 Mar 2008	4,400.00	4,400.00
00000000904343	KAR25000RH040108	ABN AMRO BANK	09 Jun 2008	02 Apr 2008	25,000.00	25,000.00
					Subtotal:	3,006,474.33
Continued:
Schedule 1.1(c)

					Foreign
Wells Fargo	Grant Prideco				Currency	Outstanding Amt in
Reference	Reference	Beneficiary Name	Expiry Date	Issue Date	Outstanding Amt	USD
00000000900286	00000000900286	ACE AMERICAN INSURANCE COMPANY	15 Apr 2009	19 Apr 2004	1,322,508.00	1,322,508.00
00000000901562	AIG-NAT 2095000	NATIONAL UNION FIRE INSURANCE CO O	01 May 2008	27 Apr 2005	526,000.00	526,000.00
00000000901816	COPI 41353 RHJAK	HONGKONG & SHANGHAI BANKING CORP.	19 Jul 2008	20 Mar 2006	41,353.75	41,353.75
00000000902718	TOTAL750KXL0630	HSBC FRANCE	28 Aug 2008	12 Jul 2006	750,000.00	750,000.00
00000000902780	CAR250000072507	HSBC BANK MALAYSIA BERHAD	03 Mar 2011	28 Jul 2006	250,000.00	250,000.00
00000000902846	TOTAL233KXL82206	HSBC FRANCE	15 Feb 2011	23 Aug 2006	233,854.00	233,854.00
00000000903140	PV47472GP121506	BANK FOR FOREIGN TRADE OF VIETNAM	09 Jul 2009	19 Dec 2006	47,472.20	47,472.20
					Subtotal:	3,171,187.95

					Foreign
JPMorgan Chase					Currency	Outstanding Amt in
Bank Reference	NOV Reference	Beneficiary Name	Expiry Date	Issue Date	Outstanding Amt	USD
L5LS-578630	2148	HYUNDAI HEAVY INDUSTRIES CO., LTD.	30 Nov 2010	14 Mar 2008		28,641,363.00
					Subtotal:	28,641,363.00

The Bank of
Nova Scotia					Foreign
(Scotiabank)					Currency	Outstanding Amt in
Reference	NOV Reference	Beneficiary Name	Expiry Date	Issue Date	Outstanding Amt	USD
239393		ENAFOR	06 July 2008	04 Apr 2006	3,013,933.00	3,013,933.00
267337		OILLAND	23 Apr 2008	14 Dec 2007	68,000.00	68,000.00
					Subtotal:	3,081,933
Total for all Existing Letters of Credit: $389,151,073.73
Schedule 1.1(c)

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

2. Assignee[s]:

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3	Select as appropriate.

4	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit A

[for each Assignee, indicate Affiliate of [identify Lender]

3.	Borrower:	NATIONAL OILWELL VARCO, INC.

4.	Administrative Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION

5.	Credit Agreement:	The $2,000,000,000 5-Year Credit Agreement dated as of April 21, 2008 among Borrower, the Lenders parties thereto, the Administrative Agent, and the other agents parties thereto.

6.	Assigned Interest[s]:

Aggregate
			Amount of	Amount of	Percentage
			Revolving	Revolving	Assigned of
			Commitment/	Commitment/	Revolving
	Assignee	Facility	Advances for all	Advances	Commitment/	CUSIP
Assignor[s]	[s]	Assigned	Lenders[5]	Assigned[8]	Advances[6]	Number
			$	$	%
			$	$	%
			$	$	%
[7. Trade Date:                                    ]7
Effective Date:                      ___, 20___[TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S] [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE[S] [NAME OF ASSIGNEE]
By:
Title:

Consented to and Accepted:

[5]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[6]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.

[7]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit A

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By

Title:
[Consented to:][8]

[NAME OF ISSUING LENDERS]

By

Title:

[NAME OF SWINGLINE LENDERS]

By

Title:

NATIONAL OILWELL VARCO, INC.

By

Title:

8	Borrower’s consent not necessary if Event of Default exists.

Exhibit A

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements set forth in the definition of “Eligible Assignee” under the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.6 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

Exhibit A

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A

EXHIBIT B
COMPLIANCE CERTIFICATE
     This certificate dated as of                      ___, 20___is prepared pursuant to Section 5.6 [(a)] [(b)] of the 5-Year Credit Agreement dated as of April 21, 2008 (as it may be amended in accordance with its terms, the “Credit Agreement”) among National Oilwell Varco, Inc. (the “Borrower”), the Lenders, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents named therein. Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meaning set forth in the Credit Agreement.
     The Borrower hereby certifies to the Administrative Agents and the Lenders as follows:
     A. The attached financial statements are (check one) [ ] quarterly financial statements dated                     , [ ] annual financial statements dated                     , and fairly present on a consolidated basis the balance sheet, statements of income and retained earnings and cash flows of the Borrower covered thereby as of the date thereof and for the period covered thereby, other than the omission of any footnotes as permitted at such time by the SEC and subject to normal year-end audit adjustments for any such financial statements that are quarterly financial statements.
     B. As of the date of the attached financial statements and with respect to the Borrower on a consolidated basis:
     C. The compliance with the provisions of Section 6.9 is as follows:

Leverage Ratio
Actual	Required
___to 1.00	0.50 to 1.00
     D. No Default has occurred or is continuing and all of the representations and warranties made by the Borrower in the Credit Agreement and each other Credit Document (other than the representation and warranty made under Section 4.15(b) of the Credit Agreement) are true and correct in all material respects as if made on this date, except to the extent that such representations and warranties expressly relate solely to an earlier date, in which case they are true and correct in all material respects as of such earlier date.
     Executed this ___day of                     , 20___.

NATIONAL OILWELL VARCO, INC.

By:

Name:

Title:

Exhibit B

EXHIBIT C
NOTICE OF BORROWING
[DATE]
Wells Fargo Bank, National Association,
as Administrative Agent under the Credit Agreement herein described
1740 Broadway
C7300-034
Denver, Colorado 80274
Attention: Agency Syndication
Ladies and Gentlemen:
The undersigned, NATIONAL OILWELL VARCO, INC., a Delaware corporation (the “Borrower”), refers to the 5-Year Credit Agreement dated as of April 21, 2008 (as the same may be further amended or modified from time to time, the “Credit Agreement,” the defined terms of which are used in this Notice of Borrowing unless otherwise defined in this Notice of Borrowing) among the Borrower, the Lenders, Wells Fargo Bank, National Association as the Administrative Agent and hereby gives you irrevocable notice pursuant to Section 2.2(a) of the Credit Agreement that the undersigned hereby requests a Revolving Borrowing, and in connection with that request sets forth below the information relating to such Revolving Borrowing (the “Proposed Borrowing”) as required by Section 2.2(a) of the Credit Agreement:
     (a) The Business Day of the Proposed Borrowing is                     , 20_ .
     (b) The Proposed Borrowing will be a Revolving Borrowing composed of [Prime Rate Advances] [Eurocurrency Rate Advances].
     (c) The aggregate amount of the Proposed Borrowing is $                    .
     (d) The Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Borrowing is [___month[s]].
     [(e) The Designated Currency of the Proposed Borrowing is                     .]
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
               (1) the representations and warranties contained in the Credit Agreement and each of the other Credit Documents (other than the representation and warranty made under Section 4.15(b) of the Credit Agreement)* are true and correct in all material respects on and as of the date of Proposed Borrowing, before and after giving effect to such Proposed Borrowing and to the application of the proceeds from such Proposed Borrowing, as though made on and as of the date of such Proposed

*	This parenthetical shall not apply with respect to the Notice of Borrowing made for the initial Advance under the Credit Agreement.

Exhibit C

Borrowing, except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date; and
          (2) no Default has occurred and is continuing or would result from the Proposed Borrowing or from the application of the proceeds therefrom.

Very truly yours,

NATIONAL OILWELL VARCO, INC.,

By:

Name:

Title:

Exhibit C

EXHIBIT D
NOTICE OF CONVERSION OR CONTINUATION
[Date]
Wells Fargo Bank, National Association,
as Administrative Agent under the Credit Agreement herein described
1740 Broadway
C7300-034
Denver, Colorado 80274
Attention: Agency Syndication
Ladies and Gentlemen:
The undersigned, National Oilwell Varco, Inc., a Delaware corporation (the “Borrower”), refers to the 5-Year Credit Agreement dated as of April 21, 2008, (as the same may be further amended or modified from time to time, the “Credit Agreement,” the defined terms of which are used in this Notice of Conversion or Continuation unless otherwise defined in this Notice of Conversion or Continuation), among the Borrower, the Lenders, Wells Fargo Bank, National Association as the Administrative Agent, and the other agents named therein and hereby gives you irrevocable notice pursuant to Section 2.2(b) of the Credit Agreement that the undersigned hereby requests a Conversion or continuation of an outstanding Revolving Borrowing, and in connection with that request sets forth below the information relating to such Conversion or continuation (the “Proposed Borrowing”) as required by Section 2.2(b) of the Credit Agreement:
     (a) The Business Day of the Proposed Borrowing is                     , 20_ .
     (b) The Proposed Borrowing will be a composed of [Prime Rate Advances] [Eurocurrency Rate Advances].
     (c) The aggregate amount of the Revolving Borrowing to be Converted or continued is $                      and consists of [Prime Rate Advances] [Eurocurrency Rate Advances].
     (d) The Proposed Borrowing consists of [a Conversion to [Prime Rate Advances] [Eurocurrency Rate Advances]] [a continuation of [Prime Rate Advances] [Eurocurrency Rate Advances]].
     (e) The Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Borrowing is [___month[s]].

Very truly yours,

NATIONAL OILWELL VARCO, INC.

By:

Name:

Title:

Exhibit D

EXHIBIT E
FORM OF REVOLVING NOTE

$	, 20___
     For value received, the undersigned NATIONAL OILWELL VARCO, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of                                          (“Lender”) the principal amount of                      and ___/100 Dollars ($        ) or, if less, the aggregate outstanding principal amount of each Revolving Advance (as defined in the Credit Agreement referred to below) made by the Lender to the Borrower, together with interest on the unpaid principal amount of each such Revolving Advance from the date of such Revolving Advance until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.
     This Revolving Note is one of the Revolving Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the 5-Year Credit Agreement dated as of April 21, 2008 (as the same may be further amended or modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto from time to time (including the Lender), Wells Fargo Bank, National Association, as Administrative Agent, and the other agents named therein. Capitalized terms used in this Revolving Note that are defined in the Credit Agreement and not otherwise defined in this Revolving Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Revolving Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar Amount first above mentioned and (b) contains provisions for acceleration of the maturity of this Revolving Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Revolving Note upon the terms and conditions specified in the Credit Agreement.
     Both principal and interest are payable in the Designated Currency of the Revolving Advances to the Administrative Agent at 1000 Louisiana, 9th Floor, Houston, Texas 77002 (or at such other location or address as may be specified by the Administrative Agent to the Borrower) in same day funds. The Lender shall record all Revolving Advances and payments of principal made under this Revolving Note, but no failure of the Lender to make such recordings shall affect the Borrower’s repayment obligations under this Revolving Note.
     Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.

Exhibit E

     This Revolving Note shall be governed by, and construed and enforced in accordance with, the laws of the state of New York without regard to conflict of law principles thereof.
     THIS WRITTEN NOTE, TOGETHER WITH THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE BORROWER AND THE LENDER WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE BORROWER AND THE LENDER.

NATIONAL OILWELL VARCO, INC

By:

Name:

Title:

Exhibit E

EXHIBIT F
FORM OF SWINGLINE NOTE

$	, 20___
     For value received, the undersigned NATIONAL OILWELL VARCO, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of                                          (“Swingline Lender”) the principal amount of                      and ___/100 Dollars ($       ) or, if less, the aggregate outstanding principal amount of each Swingline Advance (as defined in the Credit Agreement referred to below) made by the Swingline Lender to the Borrower, together with interest on the unpaid principal amount of each such Swingline Advance from the date of such Swingline Advance until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.
     This Swingline Note is one of the Swingline Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the 5-Year Credit Agreement dated as of April 21, 2008 (as the same may be further amended or modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto from time to time (including the Swingline Lender), Wells Fargo Bank, National Association, as Administrative Agent, and the other agents named therein. Capitalized terms used in this Swingline Note that are defined in the Credit Agreement and not otherwise defined in this Swingline Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Swingline Advances by the Swingline Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar Amount first above mentioned and (b) contains provisions for acceleration of the maturity of this Swingline Note upon the happening of certain events stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Swingline Note upon the terms and conditions specified in the Credit Agreement.
     Both principal and interest are payable in the Designated Currency of the Swingline Advances to the Swingline Lender at                                                              (or at such other location or address as may be specified by the Swingline Lender to the Borrower) in same day funds. The Swingline Lender shall record all Swingline Advances and payments of principal made under this Swingline Note, but no failure of the Swingline Lender to make such recordings shall affect the Borrower’s repayment obligations under this Swingline Note.
     Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.

Exhibit F

     This Swingline Note shall be governed by, and construed and enforced in accordance with, the laws of the state of New York without regard to conflict of law principles thereof.
     THIS WRITTEN NOTE, TOGETHER WITH THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE BORROWER AND THE SWINGLINE LENDER WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE BORROWER AND THE SWINGLINE LENDER.

NATIONAL OILWELL VARCO, INC

By:

Name:

Title:

Exhibit F